                                                Filed Pursuant to Rule 424(b)(2)
                                    Registration Nos. 333-48552 and 333-48552-01


          Prospectus Supplement to Prospectus Dated November 6, 2000.

                                   6,000,000

                               BANCWEST CAPITAL I
            9.50% Quarterly Income Preferred Securities (QUIPS(SM)*)
                       (Liquidation amount $25 per QUIPS)
     fully and unconditionally guaranteed to the extent described herein by

                               Bancwest Capital I

     Each of the 9.50% Quarterly Income Preferred Securities, which we refer to in this prospectus supplement as "QUIPS" or "capital securities", represents an undivided beneficial ownership interest in the assets of BancWest Capital I. BancWest Corporation will be the owner of all of the undivided beneficial ownership interests represented by common securities of BancWest Capital I.

     A brief description of the capital securities can be found under "Summary -- The Offering" in this prospectus supplement.

     The QUIPS have been approved for listing on the New York Stock Exchange. We expect trading of the QUIPS to begin within 30 days after they are first issued.

     See "Risk Factors" beginning on page S-10 of this prospectus supplement to read about certain factors you should consider before buying the capital securities.
                           -------------------------
     THESE CAPITAL SECURITIES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

                                                              PER CAPITAL
                                                               SECURITY         TOTAL
                                                              -----------    ------------
Initial public offering price(1)............................   $     25      $150,000,000
Underwriting commission.....................................         (2)         (2)
Proceeds, before expenses, to BancWest Corporation..........   $24.2125      $145,275,000

---------------
(1) Plus accrued distributions, if any, from the date of original issuance.

(2) An underwriting commission of $0.7875 per QUIPS (or $4,725,000 in the aggregate) will be paid by BancWest Corporation.

     The underwriters expect to deliver the capital securities in book-entry form only through the facilities of The Depository Trust Company on or about December 7, 2000.
                           -------------------------

* QUIPS is a registered service mark of Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.                                         MERRILL LYNCH & CO.
LEHMAN BROTHERS
                    PRUDENTIAL SECURITIES
                                       SALOMON SMITH BARNEY
                                                     UBS WARBURG LLC

                 Prospectus Supplement dated December 4, 2000.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement or the accompanying prospectus, as well as the information we previously filed with the Securities and Exchange Commission and incorporated by reference herein, is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since that date. Unless otherwise noted, capitalized terms used in this prospectus supplement have the same meanings as used in the accompanying prospectus.

                                    SUMMARY

     The following information should be read together with the information contained in other parts of this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the capital securities and the related guarantees and junior subordinated debentures, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the capital securities. You should pay special attention to the "Risk Factors" section of this prospectus supplement to determine whether an investment in the capital securities is appropriate for you.

                           ABOUT BANCWEST CORPORATION

     BancWest Corporation, which is referred to as "we", "our" or "us" in this prospectus supplement, is a bank holding company headquartered in Honolulu, Hawaii, with administrative headquarters in San Francisco, California. Our principal subsidiaries are two full-service community banks, Bank of the West, headquartered in San Francisco, California, and Hawaii-based First Hawaiian Bank.

     At September 30, 2000, we had total assets of $18.0 billion, loans of $13.6 billion, deposits of $13.8 billion and stockholders' equity of $1.9 billion.

                            ABOUT BANCWEST CAPITAL I

     BancWest Capital I is a business trust recently organized under Delaware law by the trustees and us. BancWest Capital I is being established solely for the following purposes:

     - to issue the capital securities, which represent undivided beneficial ownership interests in BancWest Capital I's assets, in exchange for our junior subordinated debentures;

     - to issue the common securities to us in a total liquidation amount equal to at least 3% of BancWest Capital I's total capital in exchange for our junior subordinated debentures; and

     - to engage in other activities that are directly related to the activities described above, such as registering the transfer of the capital securities.

     Because BancWest Capital I is being established only for the purposes listed above, the junior subordinated debentures will be BancWest Capital I's sole assets. Payments on the junior subordinated debentures will be BancWest Capital I's sole source of income. BancWest Capital I will issue only one series of capital securities.

                                  THE OFFERING

Title.........................   BancWest Capital I 9.50% Quarterly Income
                                 Preferred Securities (QUIPS(SM)).

Securities Offered............   6,000,000 QUIPS, which we also refer to as
                                 capital securities in this prospectus
                                 supplement, in denominations of $25 each with an aggregate liquidation amount of
                                 $150,000,000. Each capital security will represent an undivided beneficial ownership interest in the assets of BancWest Capital I.
                                 Each capital security will entitle its holder to receive quarterly cash distributions as described below.

BancWest Capital I............   The issuer of the capital securities is
                                 BancWest Capital I, a Delaware business trust.
                                 We created it for the sole purpose of issuing the capital securities and common securities to us in exchange for our 9.50% junior subordinated debentures due 2030 and engaging in the other transactions described below.

                                 BancWest Capital I has five trustees. The three administrative trustees are officers of BancWest Corporation. Bank One Trust Company, N.A. will act as the property trustee of BancWest Capital I and Bank One Delaware, Inc. will act as the Delaware trustee of BancWest Capital I.

                                 BancWest Capital I will hold the junior
                                 subordinated debentures that it receives from us in exchange for the issuance of capital securities and common securities to us. We will sell the capital securities to the public and retain the common securities that we receive from BancWest Capital I. We will pay interest on the junior subordinated debentures at the same rate and at the same times as BancWest Capital I makes payments on the capital securities. BancWest Capital I will use the payments it receives on the junior subordinated debentures to make the corresponding payments on the capital securities. We will guarantee payments made on the capital securities to the extent described below. Both the junior subordinated debentures and the guarantee will be subordinated to our existing and future senior creditors, and will effectively be subordinated to existing and future creditors of our subsidiaries.

Distributions.................   If you purchase the capital securities, as an
                                 undivided beneficial owner in the junior subordinated debentures, you will be entitled to receive cumulative cash distributions at an annual rate of 9.50%. Interest on the junior subordinated debentures will accrue, and as a result distributions on the capital securities will accumulate, from the date of issuance, and will be paid quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning March 1, 2001, unless they are deferred as described below.

Distribution Deferral.........   We can, on one or more occasions, defer the
                                 quarterly interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods. In other words, we may declare at our discretion up to a five-year interest payment moratorium on the junior subordinated debentures and may choose to do that on more than one occasion. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures, nor can we begin a new interest deferral period until we have paid all accrued interest on the junior subordinated debentures from the previous interest deferral period.
                                 If we defer interest payments on the junior subordinated debentures, BancWest Capital I will also defer distributions on the capital securities. Any deferred interest on the junior subordinated debentures will accrue additional interest at an annual rate of 9.50%, and, as a result, any deferred distributions will accumulate additional amounts at an annual rate of 9.50%, compounded quarterly. Once we pay all deferred interest payments on the junior subordinated debentures, with accrued interest, we can again defer interest payments on the junior subordinated debentures as described above, but not beyond the maturity date of the junior subordinated debentures.
                                 During any period in which we defer interest payments on the junior subordinated debentures, we will not and our subsidiaries will not do any of the following, with certain limited exceptions:
                                      - pay a dividend or make any other payment
                                        or distribution on our capital stock;
                                      - redeem, purchase or make a liquidation
                                        payment on any of our capital stock;
                                      - make an interest, principal or premium
                                        payment on, or repay, repurchase or
                                        redeem, any of our debt securities that
                                        rank equally with or junior to the
                                        junior subordinated debentures; or
                                      - make any guarantee payment regarding any
                                        guarantee by us of debt securities of
                                        any of our subsidiaries, if the
                                        guarantee ranks equal with or junior to
                                        the junior subordinated debentures.
                                 If we defer payments of interest on the junior subordinated debentures, the junior subordinated debentures will be treated at that time as being issued with original issue discount for United States federal income tax purposes. This means you would be required to accrue interest income in an amount equal to the deferred distributions on your capital securities even though you will not be receiving any cash distributions on your capital securities. These amounts will be included in your gross income for United States federal income tax purposes. For more information, see below under the caption
                                 "United States Federal Income Tax Consequences" in this prospectus supplement.

Redemption....................   BancWest Capital I will redeem all of the
                                 outstanding capital securities when the junior subordinated debentures are repaid at maturity.
                                 The junior subordinated debentures are
                                 scheduled to mature on December 1, 2030.

                                 In addition, if we redeem any junior
                                 subordinated debentures before their maturity, BancWest Capital I will use the cash it receives on the redemption of the junior subordinated debentures to redeem, on a proportionate basis, the capital securities and the common securities. We can redeem the junior subordinated debentures before their maturity at 100% of their principal amount plus accrued and unpaid interest in whole or in part on one or more occasions any time on or after December 1, 2005, or in whole at any time following the occurrence of certain changes in tax or investment company laws and regulations or in the treatment of the capital securities for bank regulatory purposes. These circumstances are more fully described below under the caption "Certain Terms of the Capital Securities -- Redemption" in this prospectus supplement.

                                 We will not redeem the junior subordinated debentures unless we obtain the prior approval of the Board of Governors of the Federal Reserve System to do so, if then required under the Federal Reserve Board's capital rules.

Liquidation Preference........   Upon any dissolution, winding-up or liquidation
                                 of BancWest Capital I involving the liquidation of the junior subordinated debentures, the holders of the capital securities will be entitled to receive, out of assets held by BancWest Capital I, subject to the rights of any creditors of BancWest Capital I, the liquidation distribution in cash. BancWest
                                 Capital I will be able to make this
                                 distribution of cash only if we redeem the junior subordinated debentures.

The Guarantee.................   We will fully and unconditionally guarantee the
                                 payments of all amounts due on the capital securities to the extent BancWest Capital I has funds available for payment of such distributions.

                                 We also are obligated to pay most of the expenses and obligations of BancWest Capital I (other than BancWest Capital I's obligations to make payments on the capital securities and common securities, which are covered only by the guarantee).

                                 The guarantee does not cover payments when
                                 BancWest Capital I does not have sufficient funds to make payments on the capital securities. In other words, if we do not make a payment on the junior subordinated debentures, BancWest Capital I will not have sufficient funds to make payments on the capital securities, and the guarantee will not obligate us to make those payments on BancWest Capital I's behalf. In addition, our obligations under the guarantee are subordinate to our obligations to other creditors to the same extent as the junior subordinated debentures. For more information, see "Description of the Guarantees" in the accompanying prospectus.

Dissolution of BancWest
Capital I and Distributions of
  the Junior Subordinated
  Debentures..................   We can dissolve BancWest Capital I at any time,
                                 subject to obtaining the prior approval of the Federal Reserve Board to do so, if then required under the Federal Reserve Board's capital rules.

                                 If we dissolve BancWest Capital I, or if BancWest Capital I dissolves because of certain other specified events (such as our bankruptcy), BancWest Capital I will distribute the junior subordinated debentures to holders of the capital securities and the common securities on a proportionate basis.

Use of Proceeds...............   We expect to contribute the proceeds from the
                                 sale of the capital securities to our
                                 subsidiary, Bank of the West, in order to maintain its regulatory capital ratios at the "well capitalized" level in connection with our acquisition of certain branches and a subsidiary bank of First Security Corporation, as described below under the caption "Recent
                                 Developments".

Listing.......................   The QUIPS have been approved for listing on the
                                 New York Stock Exchange. Trading is expected to commence within 30 days after the capital securities are first issued. You should be aware that the listing of the capital securities will not necessarily ensure that an active trading market will be available for the capital securities or that you will be able to sell your capital securities at the price you originally paid for them.

                                 If BancWest Capital I distributes the junior subordinated debentures, we will use our best efforts to list them on the New York Stock Exchange or wherever the capital securities are then listed.

Form of the Capital
Securities....................   The capital securities will be represented by
                                 one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New
                                 York. This means that you will not receive a certificate for your capital securities and the capital securities will not be registered in your name. For more details, see the information under the caption "Book-Entry
                                 Issuance" in the accompanying prospectus.

 SELECTED CONSOLIDATED FINANCIAL DATA OF BANCWEST CORPORATION AND SUBSIDIARIES

     We provide below selected consolidated financial data of our company as of and for the periods specified. You should read the data below with the more detailed information, consolidated financial statements and the notes to the consolidated financial statements that we refer you to in the accompanying prospectus under the caption "Where You Can Find More Information About BancWest Corporation."

                 CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION
                             (DOLLARS IN THOUSANDS)

                                            AS OF SEPTEMBER 30,         AS OF DECEMBER 31,
                                         -------------------------   -------------------------
                                            2000          1999          1999          1998
                                            ----          ----          ----          ----
                                                (UNAUDITED)
ASSETS
Cash and due from depository
  institutions.........................  $   810,848   $ 1,080,627   $   819,096   $   943,227
Investment securities..................    2,020,032     1,700,261     2,010,871     1,771,898
Federal funds sold and securities
  purchased under agreements to
  resell...............................      348,700       444,950        71,100        66,500
Loans and leases, net of unearned
  discount.............................   13,565,820    12,315,651    12,524,039    11,964,563
Less: allowance for credit losses......      171,386       161,543       161,418       158,294
                                         -----------   -----------   -----------   -----------
Loans and leases, net..................   13,394,434    12,154,108    12,362,621    11,806,269
Other assets...........................    1,398,567     1,343,009     1,417,334     1,341,170
                                         -----------   -----------   -----------   -----------
          Total assets.................  $17,972,581   $16,722,955   $16,681,022   $15,929,064
                                         ===========   ===========   ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits
     Non-interest bearing..............  $ 1,723,385   $ 1,657,938   $ 1,577,042   $ 2,195,920
     Interest bearing..................   12,120,638    11,329,965    11,300,910     9,846,952
                                         -----------   -----------   -----------   -----------
          Total deposits...............  $13,844,023   $12,987,903   $12,877,952   $12,042,872
Federal funds purchased and securities
  sold under agreements to
  repurchase...........................      458,581       525,736       485,103       889,895
Borrowings.............................      884,488       619,895       618,883       563,503
Subordinated notes.....................      101,642       201,830       201,783       203,837
Other liabilities......................      737,307       567,315       654,571       482,801
                                         -----------   -----------   -----------   -----------
          Total liabilities............  $16,026,041   $14,902,679   $14,838,292   $14,182,908
                                         -----------   -----------   -----------   -----------
Class A common stock...................       56,075        25,815        51,630        25,815
Common stock...........................       71,038        37,684        75,419        37,538
Surplus................................    1,124,931     1,187,684     1,124,512     1,183,274
Retained earnings......................      735,330       611,372       638,687       543,755
Accumulated other comprehensive
  income...............................       (4,020)       (4,098)       (9,873)        6,228
Treasury stock, cost...................      (36,814)      (38,181)      (37,645)      (50,454)
                                         -----------   -----------   -----------   -----------
                                           1,946,540     1,820,276     1,842,730     1,746,156
                                         -----------   -----------   -----------   -----------
          Total liabilities and
            stockholders' equity.......  $17,972,581   $16,722,955   $16,681,022   $15,929,064
                                         ===========   ===========   ===========   ===========

                      SUMMARY INCOME STATEMENT INFORMATION
                             (DOLLARS IN THOUSANDS)

                                                                               FOR THE YEAR
                                                    FOR THE NINE MONTHS           ENDED
                                                           ENDED               DECEMBER 31,
                                                       SEPTEMBER 30,               1999
                                                    --------------------       ------------
                                                      2000        1999
                                                      ----        ----
                                                        (UNAUDITED)
EARNINGS
Interest income...................................  $963,712    $843,002        $1,135,711
Interest expense..................................   407,871     330,382           446,877
Net interest income...............................   555,841     512,620           688,834
Provision for credit losses.......................    43,980      35,405            55,262
                                                    --------    --------        ----------
Net interest income after provision for credit
  losses..........................................   511,861     477,215           633,572
                                                    --------    --------        ----------
Noninterest income................................   161,812     142,922           197,632
Noninterest expense...............................   398,499     406,156           535,075
                                                    --------    --------        ----------
Income before income taxes........................   275,174     213,981           296,129
Income taxes......................................   114,949      90,101           123,751
                                                    --------    --------        ----------
          Net income..............................  $160,225    $123,880        $  172,378
                                                    ========    ========        ==========
RATIO ANALYSIS
Return on average assets..........................      1.23(a)     1.02(a)           1.06
Return on average tangible assets(b)..............      1.48(a)     1.38(a)           1.39
Return on average stockholders' equity............     11.37(a)     9.30(a)           9.61
Return on average tangible stockholders'
  equity(b).......................................     20.48(a)    19.74(a)          19.70
Net interest margin(c)............................      4.78(a)     4.76(a)           4.76
Leverage ratio....................................      8.21        8.02              8.11
Tier 1 capital to risk-weighted assets............      8.79        8.76              8.80
Total capital to risk-weighted assets.............     10.48       10.56             10.56
Nonperforming assets as a percent of period end
  loans and leases (net of unearned discount),
  other real estate and collateral owned(d).......       .88        1.09              1.01
Nonperforming assets as a percent of period end
  loans and leases (net of unearned discount),
  other real estate and collateral owned(d)(e)....       .99        1.30              1.15
Nonperforming assets as a percent of period end
  total assets(d).................................       .67         .80               .76
Nonperforming assets as a percent of period end
  total assets(d)(e)..............................       .75         .96               .87
Net charge-offs to average loans and leases.......       .35(a)      .34(a)            .42
Allowance for credit losses as a percent of period
  end loans and leases (net of unearned
  discount).......................................      1.26        1.31              1.29
Allowance for credit losses as a percent of
  nonperforming loans and leases(d)(e)............    167.00      126.00            139.00

---------------
(a) Annualized.

(b) Excludes amortization and balances related to goodwill and core deposit intangibles and nonrecurring, merger-related expenses, net of applicable taxes.

(c) Fully taxable-equivalent basis.

(d) Nonperforming assets include nonaccrual loans and leases, other real estate owned and other collateral owned.

(e) Nonperforming loans include loans past due 90 days or more, but still accruing.

                                  RISK FACTORS

     Before purchasing any capital securities, you should read carefully this prospectus supplement and the accompanying prospectus and pay special attention to the following risk factors.

     Because BancWest Capital I will rely on the payments it receives on the junior subordinated debentures to fund all payments on the capital securities, and because BancWest Capital I may distribute the junior subordinated debentures in exchange for the capital securities, you are making an investment regarding the junior subordinated debentures as well as the capital securities. You should carefully review the information in this prospectus supplement and the accompanying prospectus about the capital securities, the guarantee and the junior subordinated debentures.

HOLDERS OF OUR SENIOR INDEBTEDNESS WILL GET PAID BEFORE YOU WILL GET PAID UNDER THE GUARANTEE

     Our obligations to you under the junior subordinated debentures and the guarantee will be junior in right of payment to all of our existing and future senior debt. This means that we cannot make any payments to you on the junior subordinated debentures or the guarantee if we are in default on any of our senior debt. Therefore, in the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off our senior obligations in full before any payments may be made on the junior subordinated debentures or the guarantee.

     As of September 30, 2000, we had outstanding senior debt of approximately $879 million. The indenture pursuant to which the junior subordinated debentures will be issued, the guarantee and the declaration of trust which created BancWest Capital I do not limit our ability to incur additional senior debt.

     For more information, see below under the captions "Certain Terms of the Junior Subordinated Debentures -- Ranking" in this prospectus supplement and "Description of the Guarantees -- Ranking" in the accompanying prospectus.

OUR RESULTS OF OPERATIONS DEPEND UPON THE RESULTS OF OPERATIONS OF OUR SUBSIDIARIES

     We are a holding company that conducts substantially all of our operations through our banks and other subsidiaries. As a result, our ability to make payments on the junior subordinated debentures and the guarantee will depend primarily upon the receipt of dividends and other distributions from our subsidiaries.

     There are various regulatory restrictions on the ability of our banking subsidiaries to pay dividends or make other payments to us. At September 30, 2000, our banking subsidiaries could pay a total of approximately $261 million in dividends to us without prior regulatory approval.

     In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary's liquidation or otherwise, and thus your ability as a holder of the capital securities to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the capital securities will effectively be subordinated to all existing and future liabilities and obligations of our subsidiaries. Therefore, holders of the capital securities should look only to our assets for payments on the capital securities. Further, the junior subordinated debentures and the guarantee also will be effectively subordinated to all existing and future obligations of our subsidiaries.

     At September 30, 2000, our subsidiaries had outstanding debt and other liabilities, including deposits, of approximately $15.9 billion.

IF WE DO NOT MAKE PAYMENTS ON THE JUNIOR SUBORDINATED DEBENTURES, BANCWEST CAPITAL I WILL NOT BE ABLE TO PAY DISTRIBUTIONS AND OTHER PAYMENTS ON THE CAPITAL SECURITIES AND THE GUARANTEE WILL NOT APPLY

     BancWest Capital I's ability to make timely distribution and redemption payments on the capital securities is completely dependent upon our making timely payments on the junior subordinated debentures. If we default on the junior subordinated debentures, BancWest Capital I will lack funds for the payments on the capital securities. If this happens, holders of capital securities will not be able to rely upon the guarantee for payment of such amounts because the guarantee only guarantees that we will make distribution and redemption payments on the capital securities if BancWest Capital I has the funds to do so itself but does not. Instead, you or the property trustee may proceed directly against us for payment of any amounts due on the capital securities.

     For more information, see below under the caption "Certain Terms of the Capital Securities -- Trust Enforcement Events" in this prospectus supplement.

DISTRIBUTIONS ON THE CAPITAL SECURITIES COULD BE DEFERRED; YOU MAY HAVE TO INCLUDE INTEREST IN YOUR TAXABLE INCOME BEFORE YOU RECEIVE CASH

     As long as the junior subordinated debentures are not in default, we can, on one or more occasions, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods, but not beyond the maturity date of the junior subordinated debentures. Because interest payments on the junior subordinated debentures fund the distributions on the capital securities, each such deferral would result in a corresponding deferral of distributions on the capital securities.

     We do not intend to defer interest payments on the junior subordinated debentures. However, if we do so in the future, the capital securities may trade at a price that does not reflect fully the value of the accrued but unpaid distributions. Even if we do not do so, our right to defer interest payments on the junior subordinated debentures could mean that the market price for the capital securities may be more volatile than that of other securities without interest deferral rights.

     If we defer interest payments on the junior subordinated debentures, you will be required to accrue interest income for United States federal income tax purposes in respect of your proportionate share of the accrued but unpaid interest on the junior subordinated debentures held by BancWest Capital I, even if you normally report income when received. As a result, you will be required to include the accrued interest in your gross income for United States federal income tax purposes prior to your receiving any cash distribution. If you sell your capital securities prior to the record date for the first distribution after a deferral period, you will never receive the cash from us related to the accrued interest that you reported for tax purposes. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE QUIPS.

     For more information regarding the tax consequences of purchasing the capital securities, see below under the caption "United States Federal Income Tax Consequences -- Interest Income and Original Issue Discount" and "-- Sales of Capital Securities or Redemption of Junior Subordinated Debentures" in this prospectus supplement.

THE CAPITAL SECURITIES MAY BE REDEEMED PRIOR TO MATURITY; YOU MAY BE TAXED ON THE PROCEEDS AND YOU MAY NOT BE ABLE TO REINVEST THE PROCEEDS AT THE SAME OR A HIGHER RATE OF RETURN

     The junior subordinated debentures (and therefore the capital securities) may be redeemed in whole or in part on one or more occasions any time on or after December 1, 2005 or in whole upon the occurrence of certain special events relating to changes in tax law, the Investment

Company Act of 1940 or the treatment of the capital securities for bank regulatory capital purposes, subject to receipt of any necessary Federal Reserve Board approval. The redemption price for the junior subordinated debentures would be equal to 100% of the principal amount plus accrued and unpaid interest. If such a redemption happens, BancWest Capital I must use the redemption price it receives to redeem on a proportionate basis capital securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debentures redeemed.

     The redemption of the capital securities would be a taxable event to you for United States federal income tax purposes.

     In addition, you may not be able to reinvest the money that you receive in the redemption at a rate that is equal to or higher than the rate of return on the capital securities.

FEDERAL BANKING AUTHORITIES MAY RESTRICT THE ABILITY OF BANCWEST CAPITAL I TO MAKE DISTRIBUTIONS ON OR REDEEM THE CAPITAL SECURITIES

     Federal banking authorities will have the right to examine BancWest Capital I and its activities because BancWest Capital I is our subsidiary. Under certain circumstances, including any determination that our relationship to BancWest Capital I would result in an unsafe and unsound banking practice, these banking authorities have the authority to issue orders which could restrict the ability of BancWest Capital I to make distributions on or to redeem the capital securities.

AN ACTIVE TRADING MARKET FOR THE CAPITAL SECURITIES MAY NOT DEVELOP

     The capital securities have been approved for listing on the New York Stock Exchange. Trading is expected to commence within 30 days after the capital securities are first issued. You should be aware that the listing of the capital securities will not necessarily ensure that an active trading market will be available for the capital securities or that you will be able to sell your capital securities at the price you originally paid for them.

WE GENERALLY WILL CONTROL BANCWEST CAPITAL I BECAUSE YOUR VOTING RIGHTS ARE VERY LIMITED

     You will only have limited voting rights. In particular, you may not elect and remove any trustees, except when there is a default under the junior subordinated debentures. If such a default occurs, a majority in liquidation amount of the holders of the capital securities would be entitled to remove or appoint the property trustee and the Delaware trustee.

     For more information, see below under the caption "BancWest Capital I" in this prospectus supplement.

                           FORWARD-LOOKING STATEMENTS

     Certain matters contained in this filing are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. BancWest's forward-looking statements (such as those concerning its plans, expectations, estimates, strategies, projections and goals) involve risks and uncertainties that could cause actual results to differ materially from those discussed in the statements. Readers should carefully consider those risks and uncertainties in reading this report. Factors that could cause or contribute to such differences include, but are not limited to: (1) global, national and local economic and market conditions; (2) the level and volatility of interest rates and currency values; (3) government fiscal and monetary policies; (4) credit risks inherent in the lending process; (5) loan and deposit demand in the geographic regions where we conduct business; (6) the impact of intense competition in the rapidly evolving banking and financial services business; (7) extensive federal and state regulation of our business, including the effect of current and pending legislation and regulations; (8) whether expected revenue enhancements and cost savings are realized within expected time frames; (9) whether Bank of the West completes as anticipated its expected acquisition of New Mexico and Nevada branches and is successful in retaining and further developing related loan, deposit, customer and employee relationships; (10) whether Bank of the West experiences a delay or difficulty in completing New Mexico and Nevada branch conversions; (11) matters relating to the integration of our business with that of past and future merger partners, including the impact of combining these businesses on revenues, expenses, deposit attrition, customer retention and financial performance; (12) our reliance on third parties to provide certain critical services, including data processing; (13) the proposal or adoption of changes in accounting standards by the Financial Accounting Standards Board, the SEC or other standard setting bodies; (14) technological changes; (15) other risks and uncertainties discussed in this document or detailed from time to time in other SEC filings that we make, including our 1999 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000; and (16) management's ability to manage risks that result from these and other factors.

     Our forward-looking statements are based on management's current views about future events. Those statements speak only as of the date on which they are made. We do not intend to update forward-looking statements, and we disclaim any obligation or undertaking to update or revise any such statements to reflect any change in our expectations or any change in events, conditions, circumstances or assumptions on which forward-looking statements are based.

                              BANCWEST CORPORATION

     We are a bank holding company headquartered in Honolulu, Hawaii, with administrative headquarters in San Francisco, California. Our principal subsidiaries are two full-service community banks, Bank of the West, headquartered in San Francisco, California, and Hawaii-based First Hawaiian Bank.

     At September 30, 2000, we had total assets of $18.0 billion, loans of $13.6 billion, deposits of $13.8 billion and stockholders' equity of $1.9 billion.

CONTACT INFORMATION

     Our executive offices are located at 999 Bishop Street, Honolulu, Hawaii 96813, and our Investor Relations telephone number is (808) 525-7086.

                               BANCWEST CAPITAL I

PURPOSE AND OWNERSHIP OF BANCWEST CAPITAL I

     BancWest Capital I is a business trust recently organized under Delaware law by the trustees and us. BancWest Capital I is being established solely for the following purposes:

     - to issue the capital securities, which represent undivided beneficial ownership interests in BancWest Capital I's assets, in exchange for our junior subordinated debentures;

     - to issue the common securities to us in a total liquidation amount equal to at least 3% of BancWest Capital I's total capital in exchange for our junior subordinated debentures; and

     - to engage in other activities that are directly related to the activities described above, such as registering the transfer of the capital securities.

     Because BancWest Capital I is being established only for the purposes listed above, the junior subordinated debentures will be BancWest Capital I's sole assets. Payments on the junior subordinated debentures will be BancWest Capital I's sole source of income. BancWest Capital I will issue only one series of capital securities.

     As issuer of the junior subordinated debentures, we will pay:

     - all fees, expenses and taxes related to BancWest Capital I and the offering of the capital securities and common securities; and

     - all ongoing costs, expenses and liabilities of BancWest Capital I, except obligations to make distributions and other payments on the common securities and the capital securities.

     For so long as the capital securities remain outstanding, we will:

     - own, directly or indirectly, all of the common securities;

     - cause BancWest Capital I to remain a business trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the declaration of trust by which BancWest Capital I was created;

     - use our commercially reasonable efforts to ensure that BancWest Capital I will not be an "investment company" for purposes of the Investment Company Act of 1940; and

     - take no action that would be reasonably likely to cause BancWest Capital I to be classified as other than a grantor trust for United States federal income tax purposes.

THE TRUSTEES

     The business and affairs of BancWest Capital I will be conducted by its five trustees. The three administrative trustees will be individuals who are our employees. The fourth trustee, Bank One Trust Company, N.A., as property trustee, will hold title to the junior subordinated debentures for the benefit of the holders of the capital securities and will have the power to exercise all the rights and powers of a registered holder of the junior subordinated debentures. The fifth trustee, Bank One Delaware, Inc., as Delaware trustee, maintains its principal place of business in Delaware and meets the requirements of Delaware law for Delaware business trusts. In addition, Bank One Trust Company, N.A., as guarantee trustee, will hold the guarantee for the benefit of the holders of the capital securities.

     We have the sole right to appoint, remove and replace the trustees of BancWest Capital I, unless an event of default occurs with respect to the junior subordinated debentures. In that case, the holders of a majority in liquidation amount of the capital securities will have the right to remove and appoint the property trustee and the Delaware trustee.

ADDITIONAL INFORMATION

     For additional information concerning BancWest Capital I, see "The Trusts" in the accompanying prospectus. BancWest Capital I will not be required to file any reports with the SEC after the issuance of the capital securities. As discussed below under the caption "Accounting Treatment" in this prospectus supplement, we will provide certain information concerning BancWest Capital I and the capital securities in the financial statements included in our own periodic reports to the SEC.

OFFICE OF BANCWEST CAPITAL I

     The executive office of BancWest Capital I is c/o BancWest Corporation, 999 Bishop Street, Honolulu, Hawaii 96813, attention: General Counsel, and its telephone number is (808) 525-7738.

                              RECENT DEVELOPMENTS

     Our subsidiary, Bank of the West, has entered into agreements to acquire seven branches in Nevada from a bank subsidiary of First Security Corporation and to acquire by merger First Security's subsidiary bank in New Mexico, which currently has 23 branches. As a result of these acquisitions, Bank of the West will become the third largest bank in New Mexico based on total deposits. The 30 branches that Bank of the West will acquire had approximately $1.2 billion in deposits and approximately $300 million in loans at September 30, 2000. Bank of the West will pay a premium of between 10% and 11% on the acquired deposits, depending upon the composition of the deposits at the time of closing. In addition, the loans and branch locations will be acquired at book value. Bank of the West expects to incur merger and integration charges of approximately $4 million (pre-tax) during the fourth quarter of 2000 and the first quarter of 2001 for the integration of the acquired branches. Completion of the transaction is contingent upon obtaining necessary regulatory approvals and is expected to occur during the first quarter of 2001.

                                USE OF PROCEEDS

     BancWest Capital I will issue the capital securities and common securities to us in exchange for our junior subordinated debentures.

     We will sell the capital securities to the public. We expect to contribute the proceeds from the sale of the capital securities to our subsidiary, Bank of the West, in order to maintain its regulatory capital ratios at the "well capitalized" level following the acquisitions described under the caption "Recent Developments" in this prospectus supplement. Pending such use, the proceeds may be temporarily invested in short-term obligations.

                              ACCOUNTING TREATMENT

     For financial reporting purposes, BancWest Capital I will be treated as our subsidiary, and its accounts will be included in our consolidated financial statements.

     In our future financial reports, we will:

     - present the junior subordinated debentures as part of a separate line item on our consolidated balance sheets, as a component of long-term debt and capitalized lease obligations;

     - record distributions payable on the capital securities as interest expense; and

     - include a footnote in our consolidated financial statements stating, among other things, that the sole assets of BancWest Capital I are junior subordinated debentures issued by us and providing information about the capital securities, the junior subordinated debentures and the guarantee.

                              REGULATORY TREATMENT

     We are required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. We expect that the capital securities will be treated as Tier 1 capital of BancWest Corporation for these purposes.

                                 CAPITALIZATION

     We provide in the table below our unaudited consolidated capitalization as of September 30, 2000 and as adjusted to reflect the issuance of the capital securities. You should read it together with the detailed information and our financial statements included in the documents incorporated by reference to the accompanying prospectus. See "Where You Can Find More Information About BancWest Corporation" in the accompanying prospectus. The table also reflects adjustments for the issuance of the capital securities and our application of the proceeds from the sale of the capital securities as described under "Use of Proceeds" assuming the transaction had occurred on September 30, 2000.

                                                               AS OF SEPTEMBER 30, 2000
                                                              ---------------------------
                                                                ACTUAL       AS ADJUSTED
                                                                ------       -----------
                                                              (IN THOUSANDS -- UNAUDITED)
LONG-TERM DEBT
Senior notes
  6.9375% due 2004..........................................  $   50,000      $   50,000
Subordinated notes
  7.375% due 2006...........................................      50,000          50,000
  7.350% due 2009...........................................      51,642          51,642
Capital securities
  8.343% due 2027...........................................     100,000         100,000
  9.500% due 2030(a)........................................          --         150,000
Advances from the Federal Home Loan Bank....................     725,869         725,869
Other.......................................................       1,117           1,117
                                                              ----------      ----------
          Total Long-Term Debt..............................  $  978,628      $1,128,628
                                                              ==========      ==========
COMMON STOCKHOLDERS' EQUITY
  Class A common stock......................................  $   56,075      $   56,075
  Common stock..............................................      71,038          71,038
  Surplus...................................................   1,124,931       1,124,931
  Retained earnings.........................................     735,330         735,330
  Accumulated other comprehensive income....................      (4,020)         (4,020)
  Treasury stock, cost......................................     (36,814)        (36,814)
                                                              ----------      ----------
          Total Common Stockholders' Equity.................   1,946,540       1,946,540
                                                              ----------      ----------
          Total Capitalization..............................  $2,925,168      $3,075,168
                                                              ==========      ==========

---------------
(a) Adjusted to reflect the effect of this offering in the period presented.

                      RATIOS OF EARNINGS TO FIXED CHARGES

                                  NINE MONTHS
                                     ENDED
                                 SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                                 --------------    -----------------------------------------
                                 2000     1999     1999     1998     1997     1996     1995
                                 -----    -----    -----    -----    -----    -----    -----
Earnings to fixed charges:
 Excluding interest on
   deposits....................  4.07x    4.03x    4.17x    2.92x    2.88x    2.58x    2.31x
 Including interest on
   deposits....................  1.66x    1.63x    1.64x    1.44x    1.47x    1.45x    1.45x

     For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.

               REGULATORY CAPITAL RATIOS OF BANCWEST CORPORATION

     The following table reflects our capital ratios and how they compare to the Federal Reserve Board's capital requirements as of September 30, 2000:

                                                                  TIER 1 CAPITAL
                                                      TIER 1            TO           TOTAL CAPITAL TO
                                                     LEVERAGE     RISK-WEIGHTED       RISK-WEIGHTED
                                                      RATIO           ASSETS              ASSETS
                                                     --------     --------------     ----------------
BANCWEST CORPORATION
  Actual...........................................     8.21           8.79               10.48
  Adjusted(a)......................................     8.14           8.75               10.40
FEDERAL RESERVE BOARD CAPITAL REQUIREMENTS
  Minimum..........................................     3.00(b)        4.00                8.00
  "Well Capitalized"...............................     5.00           6.00               10.00

---------------
(a) Adjusted to reflect in the period presented the effects of: (1) this offering; and (2) the purchase and merger transactions between Bank of the West and First Security described under "Recent Developments".

(b) These guidelines provide for a minimum leverage ratio equal to 3 percent for banking organizations that meet certain specified criteria, including having the highest regulatory rating. All other banking organizations, including those that are anticipating or experiencing significant growth, are generally required to maintain a leverage ratio of 4 percent.

                    CERTAIN TERMS OF THE CAPITAL SECURITIES

     We have summarized below certain terms of the capital securities. This summary supplements the general description of the capital securities under the caption "Description of the Preferred Securities" and elsewhere in the accompanying prospectus. To the extent that this summary is inconsistent with the description in the accompanying prospectus, you should rely on the summary below. This summary is not a complete description of all of the terms and provisions of the capital securities. For more information, we refer you to the declaration of trust, the form of the amended and restated declaration of trust and the form of preferred securities (which will be substantially similar to the form of the capital securities), which we filed as exhibits to the registration statement of which the accompanying prospectus is a part.

     The capital securities represent undivided beneficial ownership interests in the assets of BancWest Capital I. The only assets of BancWest Capital I will be the junior subordinated debentures. The capital securities will rank equally with the common securities except as described below under the caption
"-- Subordination of Common Securities" in this section.

DISTRIBUTIONS

     As an undivided beneficial owner in the junior subordinated debentures, you will receive distributions on the capital securities that are cumulative and will accumulate from the date of issuance at the annual rate of 9.50% of the liquidation amount of $25 for each capital security. Interest on the junior subordinated debentures will accrue and, as a result, distributions on the capital securities will accumulate and will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning March 1, 2001. The amount of distributions payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of distributions payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month. If the capital securities are issued in the form of global securities, as is expected, the record date for determining who will receive distributions on the capital securities will be the business day preceding the payment date for such distributions; otherwise the record date will be the fifteenth day preceding the payment date for such distributions. For more information on global securities, see "Global Securities; Book-Entry Issue" in this prospectus supplement, and under the captions "Description of the Preferred Securities -- Global Securities" and "Book-Entry Issuance" in the accompanying prospectus.

     Interest not paid when due will accrue additional interest at the annual rate of 9.50% on the amount of unpaid interest, compounded quarterly. As a result, distributions not paid when due will accumulate additional distributions at the annual rate of 9.50% on the amount of unpaid distributions, compounded quarterly. When we refer to any payment of distributions, the term "distributions" includes any such additional accumulated distributions.

     If distributions are payable on a date that is not a "business day", payment will be made on the next business day and without any interest or other payment as a result of such delay. A "business day" means each day except Saturday, Sunday and any day on which banking institutions in The City of New York are authorized or required by law to close or on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

     BancWest Capital I's income available for the payment of distributions will be limited to our payments made on the junior subordinated debentures. As a result, if we do not make interest payments on the junior subordinated debentures, then BancWest Capital I will not have funds to make distributions on the capital securities.

DEFERRAL OF DISTRIBUTIONS

     If the junior subordinated debentures are not in default, we can, on one or more occasions, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly interest payment periods. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures. If we defer interest payments on the junior subordinated debentures, BancWest Capital I also will defer distributions on the capital securities. During a deferral period, interest on the junior subordinated debentures will accrue and compound quarterly at the annual rate of 9.50%, to the extent permitted by applicable law, and as a result distributions otherwise due to you would continue to accumulate from the date that these distributions were due.

     Once we make all deferred interest payments on the junior subordinated debentures, we again can defer interest payments on the junior subordinated debentures in the same manner as discussed above. As a result, there could be multiple periods of varying length during which you would not receive cash distributions from BancWest Capital I.

     We currently do not intend to defer interest payments on the junior subordinated debentures. If we defer such interest payments, however, neither we nor our subsidiaries generally will be permitted to pay dividends on or repurchase shares of our capital stock or make payments on debt securities or guarantees that rank equal or junior to the junior subordinated debentures and the guarantee. These limitations are described in greater detail below under the caption "Certain Terms of the Junior Subordinated Debentures -- Option to Defer Interest Payments" in this prospectus supplement.

     If we choose to defer payments of interest on the junior subordinated debentures, then the junior subordinated debentures would at that time be treated as being issued with original issue discount for United States federal income tax purposes. This means you will be required to include your share of the accrued but unpaid interest on the junior subordinated debentures in your gross income for United States federal income tax purposes before you receive cash distributions from BancWest Capital I. This treatment will apply as long as you own capital securities. For more information, see below under the caption "United States Federal Income Tax Consequences -- Interest Income and Original Issue Discount" in this prospectus supplement.

PAYMENT OF DISTRIBUTIONS

     Distributions on the capital securities will be payable to holders on the relevant record date. As long as the capital securities are only in book-entry form, the record date for the payment of distributions will be one business day before the distribution date. If the capital securities are ever issued in certificated form, the record date for the payment of distributions will be the fifteenth day before the relevant payment date. Distributions payable on any capital securities that are not paid on the scheduled distribution date will cease to be payable to the person in whose name such capital securities are registered on the relevant record date, and such distribution will instead be payable to the person in whose name such capital securities are registered on a special record date set for this purpose.

     Payments on the capital securities while they are in book-entry form will be made in immediately available funds to DTC, the depositary for the capital securities.

REDEMPTION

     We may redeem the junior subordinated debentures before their maturity at 100% of their principal amount plus accrued and unpaid interest:

     - in whole or in part, on one or more occasions at any time on or after December 1, 2005, or

     - in whole at any time if certain changes occur in tax or investment company laws and regulations, or in the treatment of the capital securities for bank regulatory capital purposes. These events, which we refer to as "Special Events", are described in detail below under the caption "-- Redemption Upon a Special Event".

     We may not redeem the junior subordinated debentures unless we receive the prior approval of the Federal Reserve Board to do so, if that approval is then required under the Federal Reserve Board's capital rules.

  GENERAL

     When we repay the junior subordinated debentures, either at maturity on December 1, 2030 or upon early redemption (as discussed above), BancWest Capital I will use the cash it receives from the repayment or redemption of the junior subordinated debentures to redeem a corresponding amount of the capital securities and common securities. The redemption price for the capital securities will be equal to the liquidation amount, $25 per capital security, plus accumulated but unpaid distributions on the capital securities to the redemption date.

     If less than all the capital securities and the common securities are redeemed, the total amount of the capital securities and the common securities to be redeemed will be allocated proportionately among the capital securities and common securities, unless an event of default under the junior subordinated debentures or similar event has occurred, as described below under the caption "-- Subordination of Common Securities" in this section.

     If we do not elect to redeem the junior subordinated debentures, then the capital securities will remain outstanding until the repayment of the junior subordinated debentures unless we liquidate BancWest Capital I and distribute the junior subordinated debentures to you. For more information, see "--Optional Liquidation of BancWest Capital I and Distribution of Junior Subordinated Debentures" in this section.

  REDEMPTION UPON A SPECIAL EVENT

     If a Special Event has occurred and is continuing, and we cannot cure that event by some reasonable action, then we may redeem the junior subordinated debentures within 90 days following the occurrence of the Special Event. A "Special Event" means, for these purposes, the occurrence of a "Tax Event", a "Regulatory Capital Event" or an "Investment Company Event". We summarize each of these events below.

     A "Tax Event" means the receipt by BancWest Capital I of an opinion of independent tax counsel experienced in such matters to the effect that as a result of:

     - any amendment to, change in or announced proposed change in the laws or regulations interpreting such laws of the United States or any political subdivision or taxing authority; or

     - any official administrative pronouncement, action or judicial decision interpreting or applying such laws or regulations;

which amendment or change becomes effective, or proposed change, pronouncement, action or decision is announced, on or after the date of this prospectus supplement, there is more than an insubstantial risk currently or within the 90 days following such opinion that:

     - BancWest Capital I will be subject to United States federal income tax regarding income received or accrued on the junior subordinated debentures;

     - interest payable by us on the junior subordinated debentures will not be deductible by us, in whole or in part, for United States federal income tax purposes; or

     - BancWest Capital I will be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     A "Regulatory Capital Event" means that we shall have received an opinion of independent bank regulatory counsel experienced in such matters to the effect that, as a result of:

     - any amendment to or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any rules, guidelines or policies of the Federal Reserve Board; or

     - any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or pronouncement or decision is announced on or after the date of original issuance of the capital securities, the capital securities do not constitute, or within 90 days following the date of such opinion, will not constitute Tier 1 capital of BancWest Corporation or its equivalent at the time.

     An "Investment Company Event" means the receipt by BancWest Capital I of an opinion of a nationally recognized independent counsel to the effect that, as a result of:

     - a change in law or regulation; or

     - a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority,

there is more than an insubstantial risk that BancWest Capital I will be considered an "investment company" under the Investment Company Act of 1940 that is required to be registered under this law on or after the date of the issuance of the capital securities.

REDEMPTION PROCEDURES

     BancWest Capital I will give you at least 30 days' but not more than 60 days' notice before any redemption of capital securities. To the extent funds are available for payment, BancWest Capital
I will irrevocably deposit with DTC sufficient funds to pay the redemption amount for the capital securities being redeemed. BancWest Capital I also will give DTC irrevocable instructions and authority to pay the redemption amount to its participants. Any distribution to be paid on or before a redemption date for any capital securities called for redemption will be payable to the registered holders on the record date for the distribution.

     Once notice of redemption is given and BancWest Capital I irrevocably deposits the redemption amount, additional distributions on the capital securities will cease to accumulate from and after the redemption date. In addition, all rights of the holders of the capital securities called for redemption will cease, except for the right to receive distributions payable prior to the redemption date and the redemption amount.

     If any redemption date is not a business day, the redemption amount will be payable on the next business day, without any interest or other payment in respect of any such delay.

     If payment of the redemption amount for any capital securities called for redemption is not paid because the payment of the redemption price on the junior subordinated debentures is not made, interest on the junior subordinated debentures will continue to accrue from the originally scheduled redemption date to the actual date of payment, and, as a result, distributions on the capital securities will continue to accumulate.

     In addition, we may, and our affiliates may, at any time, purchase outstanding capital securities by tender, in the open market or by private agreement.

OPTIONAL LIQUIDATION OF BANCWEST CAPITAL I AND DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

     We may dissolve BancWest Capital I at any time, and after satisfying the creditors of BancWest Capital I, may cause the junior subordinated debentures to be distributed to the holders of the capital securities. We may not dissolve BancWest Capital I, however, unless we first receive the approval of the Federal Reserve Board to do so, if that approval is then required under the Federal Reserve Board's capital rules. See below under the caption "Certain Terms of the Junior Subordinated Debentures -- Distribution of Junior Subordinated Debentures" in this prospectus supplement.

     Under current United States federal income tax law, and assuming, as expected, BancWest Capital I is treated as a grantor trust, a distribution of the junior subordinated debentures in exchange for the capital securities would not be a taxable event to you. If, however, BancWest Capital I were subject to United States federal income tax with respect to income accrued or received on the junior subordinated debentures, the distribution of the junior subordinated debentures by BancWest Capital I would be a taxable event to BancWest Capital I and to you. See "United States Federal Income Tax Consequences -- Distribution of Junior Subordinated Debentures or Cash upon Liquidation of BancWest Capital I".

     If we elect to dissolve BancWest Capital I, thus causing the junior subordinated debentures to be distributed to the holders of the capital securities, we will continue to have the right to redeem the junior subordinated debentures in certain circumstances as described above.

SUBORDINATION OF COMMON SECURITIES

     Payment of distributions or any redemption or liquidation amounts by BancWest Capital I regarding the capital securities and the common securities will be made proportionately based on the total liquidation amounts of the securities. However, if we are in default under the junior subordinated debentures, BancWest Capital I will make no payments on the common securities until all unpaid amounts on the capital securities have been provided for or paid in full.

TRUST ENFORCEMENT EVENTS

     An event of default under the indenture constitutes an event of default under the declaration of trust. We refer to such an event as a "Trust Enforcement Event". For more information on events of default under the indenture, see "Description of the Preferred Securities -- Trust Enforcement Events" and "Description of the Junior Subordinated Debentures -- Events of Default" in the accompanying prospectus. Upon the occurrence and continuance of a Trust Enforcement Event, the property trustee, as the sole holder of the junior subordinated debentures, will have the right under the indenture to declare the principal amount of the junior subordinated debentures due and payable.

     If the property trustee fails to enforce its rights under the junior subordinated debentures, any holder of capital securities may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the junior subordinated debentures and the indenture without first instituting legal proceedings against the property trustee or any other person. In addition, if a Trust Enforcement Event is due to our failure to pay interest or principal on the junior subordinated debentures when due, then the registered holder of capital securities may institute a direct action on or after the due date directly against us for enforcement of payment to that holder of the principal of or interest on the junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder's capital securities. In connection with such a direct action, we will have the right under the indenture to set-off any payment made to that holder by us. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures.

     Pursuant to the declaration of trust, the holder of the common securities will be deemed to have waived any Trust Enforcement Event regarding the common securities until all Trust Enforcement Events regarding the capital securities have been cured, waived or otherwise eliminated. Until all Trust Enforcement Events regarding the capital securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the capital securities and only the holders of the capital securities will have the right to direct the enforcement actions of the property trustee.

VOTING RIGHTS

     Holders of capital securities will have only limited voting rights. In particular, holders of capital securities may not elect or remove any trustee, except when there is a default under the junior subordinated debentures. If such a default occurs, a majority in liquidation amount of the holders of the capital securities would be entitled to remove or appoint the property trustee and the Delaware trustee.

REMEDIES

     So long as any junior subordinated debentures are held by the property trustee, the holders of a majority of all outstanding capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or to direct the exercise of any power conferred upon the property trustee under the declaration of trust, including the right to direct the property trustee, as holder of the junior subordinated debentures, to:

     - exercise the remedies available to it under the indenture as a holder of the junior subordinated debentures, including the right to rescind or annul a declaration that the principal of all the junior subordinated indentures will be due and payable;

     - consent to any amendment, modification or termination of the indenture or the junior subordinated debentures; or

     - waive any past default that is waivable under the indenture.

     However, where a consent or action under the indenture would require the consent or action of the holders of more than a majority of the total principal amount of junior subordinated debentures affected by it, only the holders of that greater percentage of the capital securities may direct the property trustee to give the consent or to take such action. See "Description of the Preferred Securities -- Amendments" and "Description of the Junior Subordinated Debentures -- Amendments" in the accompanying prospectus.

     If an event of default under the indenture has occurred and is continuing, the holders of 25% of the total liquidation amount of the capital securities may direct the property trustee to declare the principal and interest on the junior subordinated debentures due and payable.

MEETINGS

     Any required approval of holders of capital securities may be given at a meeting of holders of capital securities convened for such purpose or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of capital securities are entitled to vote to be given to each holder of record of capital securities in the manner described in the declaration of trust.

     No vote or consent of the holders of capital securities will be required for BancWest Capital I to redeem and cancel its capital securities in accordance with the declaration of trust.

GLOBAL SECURITIES; BOOK-ENTRY ISSUE

     We expect that the capital securities will be issued in the form of global securities held by DTC as described under the captions "Description of the Preferred Securities -- Global Securities" and "Book-Entry Issuance" in the accompanying prospectus.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than during the occurrence and continuance of a Trust Enforcement Event, undertakes to perform only the duties that are specifically described in the declaration of trust and, after a Trust Enforcement Event which has not been cured or waived, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the declaration of trust at the request of any holder of capital securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred in connection with taking that action.

              CERTAIN TERMS OF THE JUNIOR SUBORDINATED DEBENTURES

     We have summarized below certain terms of the junior subordinated debentures. This summary supplements the general description of these securities under the caption "Description of the Junior Subordinated Debentures" and elsewhere in the accompanying prospectus. To the extent that this summary is inconsistent with the description in the accompanying prospectus, you should rely on the summary below. This summary is not a complete description of all of the terms and provisions of the junior subordinated debentures. For more information, we refer you to the indenture and the form of the junior subordinated debentures, which we filed as exhibits to the registration statement of which the accompanying prospectus is a part.

     The junior subordinated debentures will be issued pursuant to an indenture to be entered into between us and Bank One Trust Company, N.A., as indenture trustee. The indenture provides for the issuance from time to time of junior subordinated debentures in an unlimited dollar amount and an unlimited number of series.

INTEREST RATE AND MATURITY

     The junior subordinated debentures will bear interest at the annual rate of 9.50%, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning March 1, 2001. Interest payments not paid when due will themselves accrue additional interest at the annual rate of 9.50% on the amount of unpaid interest, to the extent permitted by law, compounded quarterly. The amount of interest payable for any period will be computed based on a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month. The distribution provisions of the capital securities correspond to the interest payment provisions for the junior subordinated debentures because the capital securities represent undivided beneficial ownership interests in the junior subordinated debentures.

     The junior subordinated debentures do not have a sinking fund. This means that we are not required to make any principal payments prior to maturity.

     The junior subordinated debentures will mature on December 1, 2030.

RANKING

     The junior subordinated debentures will be unsecured and will rank junior and be subordinate in right of payment to all our senior debt.

     As a holding company, our assets primarily consist of the equity securities of our subsidiaries. As a result, the ability of holders of the junior subordinated debentures to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of that subsidiary.

     The capital securities, the junior subordinated debentures and the guarantee do not limit our or our subsidiaries' ability to incur additional debt, including debt that ranks senior in priority of payment to the junior subordinated debentures and the guarantee. At September 30, 2000, approximately $879 million of our senior debt was outstanding. In addition, the junior subordinated debentures will be effectively subordinated to all our subsidiaries' existing and future obligations. At September 30, 2000, our subsidiaries had outstanding debt and other liabilities, including deposits, of approximately $15.9 billion.

REDEMPTION

     We may, under certain circumstances, redeem some or all of the junior subordinated debentures before their maturity. For more information, see above under the caption "Certain Terms of the Capital Securities -- Redemption" in this prospectus supplement.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

     If the property trustee distributes the junior subordinated debentures to the holders of the capital securities and the common securities upon the liquidation of BancWest Capital I, we will cause the junior subordinated debentures to be issued in denominations of $25 principal amount and integral multiples thereof. We anticipate that the junior subordinated debentures would be distributed in the form of one or more global securities and that DTC would act as depositary for the junior subordinated debentures. The depositary arrangements for the junior subordinated debentures would be substantially the same as those in effect for the capital securities.

     For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see "Book-Entry Issuance" in the accompanying prospectus.

OPTION TO DEFER INTEREST PAYMENTS

     We can defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly interest payment periods if the junior subordinated debentures are not in default. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures. During the deferral period, interest will continue to accrue on the junior subordinated debentures, compounded quarterly, and deferred interest payments will accrue additional interest at 9.50%. No interest will be due and payable on the junior subordinated debentures until the end of the deferral period except upon a redemption of the junior subordinated debentures during a deferral period.

     We may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or on any redemption date, we will be obligated to pay all accrued and unpaid interest.

     Once we pay all accrued and unpaid interest on the junior subordinated debentures, we again can defer interest payments on the junior subordinated debentures as described above, provided that a deferral period cannot extend beyond the maturity date of the junior subordinated debentures.

  CERTAIN LIMITATIONS DURING A DEFERRAL PERIOD

     During any deferral period, we will not, and our subsidiaries will not, be permitted to:

     - pay a cash dividend or make any other payment or distribution on our capital stock;

     - redeem, purchase or make a liquidation payment on any of our capital stock;

     - make an interest, principal or premium payment, or repay, repurchase or redeem, any of our debt securities that rank equal with or junior to the junior subordinated debentures; or

     - make any guarantee payment regarding any guarantee by us of debt securities of any of our subsidiaries, if the guarantee ranks equal with or junior to the junior subordinated debentures.

     However, at any time, including during a deferral period, we will be permitted to:

     - pay dividends or distributions in additional shares of our capital stock;

     - make payments under the guarantee of the capital securities and the common securities;

     - declare or pay a dividend in connection with the implementation of a shareholders' rights plan, or issue stock under such a plan or repurchase such rights;

     - purchase capital stock pursuant to an employee benefit, dividend reinvestment or stock purchase plan, or for issuance in an acquisition transaction that was entered into prior to the commencement of that deferral period;

     - issue capital stock in an exchange or conversion of a different class or series of our capital stock or of our indebtedness; and

     - purchase fractional interests in shares of capital stock during a conversion or exchange.

  NOTICE

     If the property trustee is the sole holder of the junior subordinated debentures, then we will give BancWest Capital I, the administrative trustees and the property trustee notice if we decide to defer interest payments on the junior subordinated debentures. We will give that notice one business day before the earlier of:

     - the next date distributions on the capital securities are payable; or

     - the date BancWest Capital I is required to give notice to the New York Stock Exchange (or any other applicable self-regulatory organization) or to holders of the capital securities on the record date or the date any distribution is payable, but in any event at least one business day before the record date.

     The administrative trustees will give notice to the holders of capital securities if we decide to defer interest payments on the junior subordinated debentures.

     If the property trustee is not the sole holder of the junior subordinated debentures, we will give the holders notice of any deferral period ten business days prior to the earlier of:

     - the next interest payment date; or

     - the date we are required to give notice to the New York Stock Exchange (or any other applicable self-regulatory organization) or to holders of the junior subordinated debentures on the record date or payment date of any related interest payment, but in any event at least two business days prior to the record date.

AGREEMENT BY PURCHASERS OF CERTAIN TAX TREATMENT

     Each junior subordinated debenture will provide that, by acceptance of the junior subordinated debentures, or a beneficial interest therein, the holder of the junior subordinated debenture intends that such junior subordinated debenture constitutes debt and agrees to treat it as debt for United States federal, state and local tax purposes.

MISCELLANEOUS

     The indenture requires us, as issuer of the junior subordinated debentures, to pay all fees and expenses related to:

     - the issuance and exchange of the capital securities and the junior subordinated debentures;

     - the organization, maintenance and dissolution of BancWest Capital I;

     - the retention of the trustees; and

     - the enforcement by the property trustee of the rights of the holders of the capital securities.

                   RELATIONSHIP AMONG THE CAPITAL SECURITIES,
              THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     Payments of distributions and other amounts due on the capital securities are irrevocably guaranteed by us, to the extent BancWest Capital I has funds available for the payment of such distributions, as described under "Description of the Guarantees" in the accompanying prospectus.

     If we do not make payments under the junior subordinated debentures, BancWest Capital I will not have sufficient funds to pay distributions or other amounts due on the capital securities. The guarantee does not cover payment of distributions when BancWest Capital I does not have sufficient funds to pay such distributions. In that event, a holder of capital securities may institute a legal proceeding directly against us to enforce payment of the junior subordinated debentures to such holder in accordance with their terms, including our right to defer interest payments.

     Taken together, our obligations under the declaration of trust, the junior subordinated debentures, the indenture and the guarantee provide a full and unconditional guarantee of payments of distributions and other amounts due on the capital securities.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest, principal and other payments are made when due on the junior subordinated debentures, those payments will be sufficient to cover distributions and other payments due on the capital securities because of the following factors:

     - the total principal amount of the junior subordinated debentures will be equal to the sum of the total stated liquidation amount of the capital securities and the common securities;

     - the interest rate and payment dates on the junior subordinated debentures will match the distribution rate and payment dates for the capital securities;

     - as borrower, we will pay, and BancWest Capital I will not be obligated to pay, all costs, expenses and liabilities of BancWest Capital I except BancWest Capital I's obligations under the capital securities and common securities; and

     - the declaration of trust further provides that BancWest Capital I will engage only in activity that is consistent with the limited purposes of BancWest Capital I.

     We have the right to set-off any payment we are otherwise required to make under the indenture with and to the extent we make a related payment under the guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF CAPITAL SECURITIES

     If a Trust Enforcement Event occurs, the holders of capital securities would rely on the enforcement by the property trustee of its rights as registered holder of the junior subordinated debentures against us. In addition, the holders of a majority in liquidation amount of the capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as the holder of the junior subordinated debentures. The indenture provides that the indenture trustee will give holders of junior subordinated debentures notice of all events of default within 90 days after its knowledge of their occurrence.

     If the property trustee fails to enforce its rights under the junior subordinated debentures in respect of an event of default under the indenture after a holder of capital securities has made a written request, such holder may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the junior subordinated debentures. In addition, if we fail to pay interest or principal on the junior subordinated debentures, a holder of capital securities may institute a proceeding directly against us for enforcement of payment to that holder of the principal of or interest on junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder's capital securities (which we refer to as a "direct action"). In connection with such a direct action, we will have the right under the indenture to set-off any payment made to such holder by us. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures.

LIMITED PURPOSE OF TRUST

     The capital securities evidence undivided beneficial ownership interests in the assets of BancWest Capital I, and BancWest Capital I exists for the sole purpose of issuing the common securities and capital securities to us in exchange for the junior subordinated debentures. A principal difference between the rights of a holder of capital securities and a holder of junior subordinated debentures is that a holder of junior subordinated debentures is entitled to receive from us the principal of and interest accrued on junior subordinated debentures held, while a holder of capital securities is entitled to receive distributions to the extent BancWest Capital I has funds available for the payment of such distributions.

RIGHTS UPON TERMINATION

     Upon any dissolution, winding-up or liquidation of BancWest Capital I involving the liquidation of the junior subordinated debentures, the holders of the capital securities will be entitled to receive, out of assets held by BancWest Capital I, subject to the rights of any creditors of BancWest Capital I, the liquidation distribution in cash. Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debentures, would be our subordinated creditor, subordinated in right of payment to all senior debt as described in the indenture, but entitled to receive payment in full of principal and interest before any of our stockholders receive payments or distributions. Because we are the guarantor under the guarantee and, under the indenture, as borrower, we have agreed to pay for all costs, expenses and liabilities of BancWest Capital I (other than BancWest Capital I's obligations to the holders of the capital securities), the positions of a holder of capital securities and a holder of the junior subordinated debentures relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy would be substantially the same.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a description of the material United States federal income tax consequences of the purchase, ownership and disposition of the capital securities as of the date of this prospectus supplement. Where noted, it constitutes the opinion of Simpson Thacher & Bartlett, counsel to BancWest Corporation and BancWest Capital I.

     Except where we state otherwise, this summary deals only with capital securities held as capital assets by a holder who:

     - is a United States person (as defined below), and

     - purchases the capital securities upon original issuance at their original issue price.

     A "United States person" is a holder who is one of the following:

     - a citizen or resident of the United States;

     - a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust

        - that is subject to the supervision of a court within the United States and the control of one or more United States persons, or

        - that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

     Your tax treatment may vary depending on your particular situation. This summary does not address all the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:

     - dealers in securities or currencies;

     - financial institutions;

     - tax-exempt investors;

     - traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

     - persons liable for alternative minimum tax;

     - insurance companies;

     - persons holding capital securities as part of a hedging, conversion, integrated or constructive sale transaction; or

     - persons holding capital securities as part of a straddle.

     In addition, this summary does not include any description of the tax laws of any state, local or foreign government.

     This summary is based on the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), the Treasury regulations promulgated under the Code and administrative and judicial interpretations. These income tax laws, regulations and interpretations, however, may change at any time. Any change could be retroactive to the issuance date of the capital securities.

     The authorities on which this summary is based are subject to various interpretations, and the opinion of Simpson Thacher & Bartlett is not binding on the Internal Revenue Service (which we refer to as the "IRS") or the courts. Either the IRS or the courts could disagree with the explanations or conclusions contained in this summary. Nevertheless, Simpson Thacher & Bartlett has advised us that they believe that the opinion expressed in this summary, if challenged, would be sustained by a court with jurisdiction in a properly presented case.

     You should consult your own tax advisor regarding the tax consequences to you of the purchase, ownership and disposition of the capital securities, including the tax consequences under state, local, foreign and other tax laws. For a discussion of the possible redemption of the capital securities upon the occurrence of a tax event, see "Certain Terms of the Capital Securities -- Redemption -- Redemption Upon a Special Event" in this prospectus supplement.

CLASSIFICATION OF BANCWEST CAPITAL I

     In connection with the issuance of the capital securities, Simpson Thacher & Bartlett is of the opinion that under current law and assuming full compliance with the terms of the declaration of trust, and based upon certain facts and assumptions contained in such opinion, BancWest Capital I will be classified as a grantor trust for United States federal income tax purposes and not as an association taxable as a corporation. As a result, for United States federal income tax purposes, you generally will be treated as owning an undivided beneficial ownership interest in the junior subordinated debentures. Thus, you will be required to include in your gross income your proportionate share of the interest income or original issue discount that is paid or accrued on the junior subordinated debentures. See below under the caption "-- Interest Income and Original Issue Discount" in this section.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

     BancWest Corporation intends to take the position that the junior subordinated debentures will be classified for all United States tax purposes as indebtedness of BancWest Corporation under current law. BancWest Corporation, BancWest Capital I and you (by your acceptance of a beneficial ownership interest in a capital security) agree to treat the junior subordinated debentures as indebtedness for all United States tax purposes. The remainder of this discussion assumes that the junior subordinated debentures will be classified as indebtedness of BancWest Corporation.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     We anticipate that the junior subordinated debentures will not be issued with an issue price that is less than their stated redemption price at maturity. In this case, subject to the discussion below, the junior subordinated debentures will not be subject to the special original issue discount (which we refer to as "OID") rules, at least upon initial issuance, so that you will generally be taxed on the stated interest on the junior subordinated debentures as ordinary income at the time it is paid or accrued in accordance with your regular method of tax accounting.

     If, however, we exercise our right to defer payments of interest on the junior subordinated debentures, the junior subordinated debentures will become OID instruments at such time. In such case, you will be subject to the special OID rules described below. Once the junior subordinated debentures become OID instruments, they will be taxed as OID instruments for as long as they remain outstanding.

     Under the OID economic accrual rules, the following occur:

     - regardless of your method of accounting, you would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the junior subordinated debentures using the constant-yield-to-maturity method of accrual described in section 1272 of the Code;

     - the actual cash payments of interest you receive on the junior subordinated debentures would not be reported separately as taxable income;

     - any amount of OID included in your gross income (whether or not during a deferral period) with respect to the capital securities would increase your tax basis in such capital securities; and

     - the amount of distributions in respect of such accrued OID would reduce your tax basis in such capital securities.

     The Treasury regulations dealing with OID and the deferral of interest payments have not yet been addressed in any rulings or other interpretations by the IRS. It is possible that the IRS could assert that the junior subordinated debentures were issued initially with OID. If the IRS were successful, regardless of whether we exercise our option to defer payments of interest on such junior subordinated debentures, you would be subject to the special OID rules described above.

     Because the junior subordinated debentures are debt for tax purposes, you will not be entitled to a dividends-received-deduction with respect to any income you recognize on the capital securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF BANCWEST CAPITAL I

     As described under the caption "Certain Terms of the Capital
Securities -- Optional Liquidation of BancWest Capital I and Distribution of Junior Subordinated Debentures" in this prospectus supplement, the junior subordinated debentures held by BancWest Capital I may be distributed to you in exchange for your capital securities if BancWest Capital I is liquidated before the maturity of the junior subordinated debentures, as long as it first receives the approval of the Federal Reserve Board to do so, if that approval is then required under the Federal Reserve Board's capital rules.

     Under current law, except as described below, this type of distribution from a grantor trust would not be taxable. Upon such a distribution, you will receive your proportionate share of the junior subordinated debentures previously held indirectly through BancWest Capital I. Your holding period and total tax basis in the junior subordinated debentures will equal the holding period and total tax basis that you had in your capital securities before the distribution.

     If, however, BancWest Capital I is treated as an association taxable as a corporation, a Tax Event will occur. If we elect to distribute the junior subordinated debentures to you at this time, the distribution would be taxable to BancWest Capital I and to you.

     If you receive junior subordinated debentures in exchange for your capital securities, you would accrue interest in respect of the junior subordinated debentures received from BancWest Capital I in the manner described above under the caption "-- Interest Income and Original Issue Discount" in this prospectus supplement.

     In certain circumstances described above under the caption "Certain Terms of the Capital Securities -- Redemption" in this prospectus supplement, we may redeem the junior subordinated debentures and distribute cash in liquidation of BancWest Capital I. This distribution of cash would be taxable as described below under "-- Sales of Capital Securities or Redemption of Junior Subordinated Debentures" in this section.

SALES OF CAPITAL SECURITIES OR REDEMPTION OF JUNIOR SUBORDINATED DEBENTURES

     If you sell your capital securities or receive cash upon redemption of the junior subordinated debentures, you will recognize gain or loss equal to the difference between:

     - the amount realized on the sale or redemption of the capital securities or junior subordinated debentures (less an amount equal to any accrued but unpaid qualified stated interest that you did not previously include in income, which will be taxable as such); and

     - your adjusted tax basis in your capital securities or junior subordinated debentures sold or redeemed.

     Your gain or loss will be a capital gain or loss, provided that you held the capital securities as a capital asset. The gain or loss will generally be a long-term capital gain or loss if you have held your capital securities for more than one year. Long-term capital gains of individuals derived with respect to capital assets held for more than one year are currently subject to tax at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS

     The following discussion only applies to you if you are not a United States person. As discussed above, the capital securities will be treated by the parties as evidence of undivided beneficial ownership interests in the junior subordinated debentures. See above under the caption "-- Classification of BancWest Capital I" in this section.

  U.S. FEDERAL WITHHOLDING TAX

     The 30% U.S. federal withholding tax will not apply to any payment of principal or interest (including OID) on the capital securities (or the junior subordinated debentures) provided that:

     - you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

     - you are not a controlled foreign corporation that is related to us through stock ownership;

     - you are not a bank whose receipt of interest on the capital securities (or the junior subordinated debentures) is described in section 881(c)(3)(A) of the Code; and

     - (a) you provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalty of perjury, that you are not a United States person, or (b) if you hold your capital securities through certain foreign intermediaries or foreign partnerships, you must satisfy the certification requirements of applicable United States Treasury regulations.

     If you cannot satisfy the requirements described above, payments of premium, if any, and interest (including OID) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed
(1) IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the capital securities (or the junior subordinated debentures) is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

     The 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, retirement or other disposition of the capital securities or junior subordinated debentures.

  U.S. FEDERAL INCOME TAX

     If you are engaged in a trade or business in the United States and interest on the capital securities (or the junior subordinated debentures) is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax), in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on the capital securities (or the junior subordinated debentures) will be included in earnings and profits.

     Any gain or income realized on the disposition of a capital security (or a junior subordinated debenture) generally will not be subject to U.S. federal income tax unless (1) that gain or income is effectively connected with the conduct of a trade or business by you in the United States, or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

  U.S. FEDERAL ESTATE TAX

     Your estate will not be subject to U.S. federal estate tax on the capital securities (or the junior subordinated debentures) beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury regulations) and (2) interest on those capital securities (or the junior subordinated debentures) would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  UNITED STATES HOLDERS

     Under United States Treasury regulations effective for payments made after January 1, 2001, in general, information reporting requirements will apply to payments of income on the capital securities and to the proceeds of the sale of capital securities made to you (unless you are an exempt recipient such as a corporation). A 31% backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full interest income.

  NON-UNITED STATES HOLDERS

     In general, no information reporting or backup withholding will be required regarding payments of income on the capital securities that we make to you provided that we do not have actual knowledge that you are a United States person and we have received from you the statement described above under "-- U.S. Federal Withholding Tax."

     In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of capital securities made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge that you are a United States person or you otherwise establish an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

                              ERISA CONSIDERATIONS

     Each fiduciary of an employee benefit plan subject to Title I of ERISA, a plan described in Section 4975 of the Code, including an individual retirement arrangement or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code ("Similar Laws"), and any entity whose underlying assets include "plan assets" by reason of any such employee benefit plan's or plan's investment in such entity (each of which we refer to as a "Plan") should consider the fiduciary responsibility and prohibited transaction provisions of ERISA, applicable Similar Laws and Section 4975 of the Code in the context of the Plan's particular circumstances before authorizing an investment in the capital securities. Accordingly, such a fiduciary should consider, among other factors, that each Plan investing in the capital securities will be deemed to have represented that the Plan's purchase of the capital securities is covered by one or more prohibited transaction exemptions. Plan fiduciaries should also consider whether the Plan's investment in the capital securities would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing their Plan.

     Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") regarding such a Plan. A violation of these "prohibited transaction" rules may result in an excise tax, penalty or other liabilities under ERISA and/or Section 4975 of the Code for such persons or, in the case of an individual retirement account, the occurrence of a prohibited transaction involving the individual who established the individual retirement account, or his or her beneficiaries, would cause the individual retirement account to lose its tax-exempt status, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code.

     ERISA and the Code do not define "plan assets." However, regulations (the "Plan Assets Regulations") promulgated under ERISA by the DOL generally provide that when a Plan subject to Title I of ERISA or Section 4975 of the Code acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act, the Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by "benefit plan investors" is not "significant" or that the entity is an "operating company," in each case as defined in the Plan Assets Regulations. BancWest Capital I is not expected to qualify as an operating company and will not be an investment company registered under the Investment Company Act. For purposes of the Plan Assets Regulations, equity participation in an entity by benefit plan investors will not be significant if they hold, in the aggregate less than 25% of the value of any class of such entity's equity, excluding equity interests held by persons (other than a benefit plan investor) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. For purposes of this 25% test (the "Benefit Plan Investor Test"), "benefit plan investors" include all employee benefit plans, whether or not subject to ERISA or the Code, including governmental plans, "Keogh" plans, individual retirement accounts and pension plans maintained by foreign corporations, as well as any entity whose underling assets are deemed to include plan assets under the Plan Assets Regulations (e.g., an entity of which 25% or more of the value of any class of equity interests is held by employee benefit plans or other benefit plan investors and which does not satisfy another exception under the Plan Assets Regulations). No assurance can be given that the value of the capital securities held by "benefit plan investors" will be less than 25% of the total value of such capital securities at the completion of the initial offering of the capital securities or thereafter, and no monitoring or other measures will be taken regarding the satisfaction of the conditions to this exception. All of the common securities will be purchased and held by BancWest Corporation.

     For purposes of the Plan Assets Regulations, a "publicly-offered security" is a security that is (a) "freely transferable," (b) part of a class of securities that is "widely held," and (c)(i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred or (ii) is part of a class of securities that is registered under Section 12 of the Securities Exchange Act of 1934 (the "Registration Requirement"). It is anticipated that the capital securities will be offered in a manner which satisfies the Registration Requirement. The Plan Assets Regulations provide that a security is "widely held" only if it is a part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. It is anticipated that the capital securities will be "widely held" within the meaning of the Plan Assets Regulations, although no assurance can be given in this regard. The Plan Assets Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The Plan Assets Regulations further provide that when a security is part of an offering in which the minimum investment in US $10,000 or less, certain restrictions described in the Plan Assets Regulations ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." It is anticipated that the capital securities will be "freely transferable" within the meaning of the Plan Assets Regulations, although no assurance can be given in this regard.

     As indicated above, there can be no assurance that any of the exceptions set forth in the Plan Assets Regulations will apply to the capital securities, and, as a result, under the terms of the Plan Assets Regulations, an investing Plan's assets could be considered to include an undivided interest in the assets held by BancWest Capital I (including the junior subordinated debentures).

     If the assets of BancWest Capital I were to be deemed to be "plan assets" under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to transactions engaged in by BancWest Capital I and (ii) the possibility that certain transactions in which BancWest Capital I might seek to engage could constitute "prohibited transactions" under ERISA and the Code. If a prohibited transaction occurs for which no exemption is available, any fiduciary that has engaged in the prohibited transaction could be required (i) to restore to the Plan any profit realized on the transaction and (ii) to reimburse the Plan for any losses suffered by the Plan as a result of the investment. In addition, each disqualified person (within the meaning of Section 4975 of the Code) involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year the transaction continues and, unless the transaction is corrected within statutorily required periods, to an additional tax of 100%. Plan fiduciaries who decide to invest in BancWest Capital I could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investment in BancWest Capital I or as co-fiduciaries for actions taken by or on behalf of BancWest Capital I. With respect to an individual retirement account ("IRA") that invests in BancWest Capital I, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status.

     Regardless of whether the assets of BancWest Capital I are deemed to be "plan assets" of Plans investing in BancWest Capital I, as discussed above, the acquisition and holding of the capital securities with "plan assets" of a Plan could itself result in a prohibited transaction. The DOL has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase and/or holding of the capital securities by a Plan. These class exemptions are:

     - PTCE 96-23 (for certain transactions determined by "in-house asset managers");

     - PTCE 95-60 (for certain transactions involving insurance company general accounts);

     - PTCE 91-38 (for certain transactions involving bank collective investment funds);

     - PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts); and

     - PTCE 84-14 (for certain transactions determined by independent "qualified professional asset managers").

     Such class exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a Plan's investment in the capital securities.

     Any purchaser of the capital securities that is an insurance company using assets of its general account should note that, based on the reasoning of the United States Supreme Court set forth in John Hancock Mutual Life Insurance Company v. Harris Trust & Savings Bank, 114 S. Ct. 517 (1993), and recent amendments to ERISA Section 401(c), an insurance company's general account may be deemed to include assets of Plans investing in such general account (e.g., through the purchase of an annuity contract).

     Any insurance company considering the use of its general account assets to purchase capital securities should consult with its counsel concerning matters affecting its purchase decision.

     Because of ERISA's prohibitions and those of Section 4975 of the Code, discussed above and the potential application of Similar Laws to Plans not subject to Title I of ERISA or Section 4975 of the Code (a "Non-ERISA Plan"), the capital securities, or any interest therein, should not be purchased or held by any Plan or any person investing "plan assets" of any Plan, unless such purchase and holding is covered by the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 (or some other applicable class or individual exemption) (or, in the case of a Non-ERISA Plan, a similar exemption applicable to the transaction). Accordingly, each purchaser or holder of the capital securities or any interest therein will be deemed to have represented by its purchase and holding thereof that either:

     - it is not a Plan and no part of the assets to be used by it to purchase and/or hold such capital securities or any interest therein constitutes "plan assets" of any Plan; or

     - it is itself a Plan, or is purchasing or holding the capital securities or an interest therein on behalf of or with "plan assets" of one or more Plans, and each such purchase and holding of such securities either (i) satisfies the requirements of, and is entitled to full exemptive relief under, PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 (or some other applicable class or individual exemption) (or, in the case of a Non-ERISA Plan, a similar exemption applicable to the transaction) or (ii) will not result in a prohibited transaction under ERISA or the Code or its equivalent under applicable Similar Laws.

     Although, as noted above, governmental plans and certain other plans are not subject to ERISA, including the prohibited transaction provisions thereof, or of Section 4975 of the Code, Similar Laws governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction provisions similar to those under ERISA and Section 4975 of the Code discussed above. Similarly, fiduciaries of other plans not subject to ERISA may be subject to other legal restrictions under applicable Similar Laws. Accordingly, fiduciaries of governmental plans or other plans not subject to ERISA, in consultation with their advisors, should consider the impact of their respective Similar Laws on their investment in capital securities, and the considerations discussed above, to the extent applicable.

     The foregoing discussion is general in nature and is not intended to be all inclusive. Consequently, and due to the complexity of the fiduciary responsibility and prohibited transaction rules described above and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the capital securities on behalf of or with "plan assets" of any Plan consult with their counsel, prior to any such purchase, regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether any exemption would be applicable and determine on their own whether all conditions of such exemption or exemptions have been satisfied such that the acquisition and holding of capital securities by the purchaser Plan are entitled to full exemption relief thereunder.

                                 LEGAL OPINIONS

     Certain matters of Delaware law relating to BancWest Capital I will be passed upon for BancWest Capital I and BancWest Corporation by Richards, Layton & Finger, P.A., Wilmington, Delaware. The validity of the junior subordinated debentures and the guarantee will be passed upon for BancWest Corporation and BancWest Capital I by Simpson Thacher & Bartlett, New York, New York, and for the underwriters by Sullivan & Cromwell, New York, New York. Certain United States federal income taxation matters also will be passed upon for BancWest Corporation and BancWest Capital I by Simpson Thacher & Bartlett.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 incorporated in this prospectus supplement and the accompanying prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report. Such financial statements are incorporated in reliance upon the report of such firm given as experts in accounting and auditing.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement and pricing agreement we have entered into with BancWest Capital I and the underwriters, BancWest Capital I has agreed to issue and sell to us the total number of QUIPS set forth below. We, in turn, have agreed to sell to each of the underwriters named below, and each of such underwriters, for whom Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., Prudential Securities Incorporated, Salomon Smith Barney Inc. and UBS Warburg LLC are acting as representatives, has severally agreed to purchase from us, the respective number of QUIPS set forth opposite its name below:

UNDERWRITERS                                                   NUMBER OF QUIPS
------------                                                   ---------------
Goldman, Sachs & Co. .......................................        790,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........        790,000
Lehman Brothers Inc. .......................................        790,000
Prudential Securities Incorporated..........................        790,000
Salomon Smith Barney Inc. ..................................        790,000
UBS Warburg LLC.............................................        790,000
Charles Schwab & Co., Inc. .................................         60,000
Crowell, Weedon & Co. ......................................         60,000
Dain Rauscher Incorporated..................................         60,000
A.G. Edwards & Sons, Inc. ..................................         60,000
First Union Securities, Inc. ...............................         60,000
Keefe, Bruyette & Woods, Inc. ..............................         60,000
Legg Mason Wood Walker, Incorporated........................         60,000
McDonald Investments Inc., A Keycorp Company................         60,000
Sutro & Co. Incorporated....................................         60,000
U.S. Bancorp Piper Jaffray Inc. ............................         60,000
Wachovia Securities, Inc. ..................................         60,000
Wedbush Morgan Securities Inc. .............................         60,000
Advest, Inc. ...............................................         30,000
BB&T Capital Markets........................................         30,000
Robert W. Baird & Co. Incorporated..........................         30,000
Fahnestock & Co. Inc. ......................................         30,000
Fleet Securities, Inc. .....................................         30,000
H&R Block Financial Advisors................................         30,000
Janney Montgomery Scott LLC.................................         30,000
McGinn, Smith & Co., Inc. ..................................         30,000
Morgan Keegan & Company, Inc. ..............................         30,000
Parker/Hunter Incorporated..................................         30,000
Ragen MacKenzie Incorporated................................         30,000
Raymond James & Associates, Inc. ...........................         30,000
Redwood Securities Group, Inc. .............................         30,000
The Robinson-Humphrey Company, LLC..........................         30,000
Stephens Inc. ..............................................         30,000
Stifel, Nicolaus & Company, Incorporated....................         30,000
TD Securities (USA) Inc. ...................................         30,000
Tucker Anthony Incorporated.................................         30,000
                                                                  ---------
          Total.............................................      6,000,000
                                                                  =========

     The underwriting agreement and pricing agreement provide that we will pay an underwriting commission of $0.7875 per QUIPS (or $4,725,000 for all of the QUIPS) to the underwriters, as compensation.

     QUIPS sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any QUIPS sold by the underwriters to securities dealers may be sold at a discount of up to $0.50 per QUIPS from the initial public offering price. Any such securities dealers may resell any QUIPS purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.30 per QUIPS from the initial public offering price. If all the QUIPS are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

     BancWest Capital I and we have agreed that, during a period of 45 days from the date of this prospectus supplement, we will not offer, sell, contract to sell or otherwise dispose of any QUIPS, any other beneficial interests in BancWest Capital I, or any capital securities or any other securities of BancWest Capital I or BancWest Corporation that are substantially similar to the QUIPS, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive QUIPS or any such substantially similar securities of either BancWest Capital I or BancWest Corporation, without the prior written consent of the underwriters, except for the QUIPS offered in connection with this offering.

     Prior to this offering, there has been no public market for the QUIPS. The QUIPS have been approved for listing on the New York Stock Exchange. Trading of the QUIPS on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery thereof. In order to meet one of the requirements for listing the QUIPS on the New York Stock Exchange, the underwriters have undertaken to sell the QUIPS to a minimum of 400 beneficial owners. The representatives have advised us that they intend to make a market in the QUIPS prior to the commencement of trading on the New York Stock Exchange, but are not obligated to do so, and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the QUIPS.

     In connection with the offering, the underwriters may purchase and sell the QUIPS in the open market. These transactions may include over-allotment and stabilizing transactions to cover short positions created by the underwriters in connection with the offering. Stabilizing transactions consist of various bids or purchases for the purposes of preventing or retarding a decline in the market price. Short positions created by the underwriters involve the sale by the underwriters of a greater number of QUIPS than they are required to purchase from BancWest Corporation in the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the representatives a portion of the underwriting discount received by it because the underwriters have repurchased QUIPS sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the QUIPS and together with the imposition of the penalty, may stabilize, maintain or otherwise affect the market price of the QUIPS. As a result, the price of the QUIPS may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     BancWest Capital I and we have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     BancWest Corporation estimates that its share of the total expenses of the offering of the QUIPS, excluding underwriting discounts and commissions, will be approximately $300,000.

     Certain of the underwriters and certain of their respective affiliates have provided from time to time, and expect to provide in the future, investment banking and other financial services to us and our affiliates, for which such underwriters or their affiliates have received or will receive customary fees and commissions.

PROSPECTUS

                                  $300,000,000

                               BANCWEST CAPITAL I
                              BANCWEST CAPITAL II

                              PREFERRED SECURITIES
     FULLY AND UNCONDITIONALLY GUARANTEED TO THE EXTENT DESCRIBED HEREIN BY

                              BANCWEST CORPORATION

                            ------------------------

These securities may be offered from time to time, in amounts, on terms and at prices that will be determined at the time they are offered for sale, These terms and prices will be described in more detail in one or more supplements to this prospectus, which will be distributed at the time the securities are offered.

YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

                            ------------------------

THIS PROSPECTUS MAY NOT BE USED TO SELL ANY OF THE SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                            ------------------------

The securities may be sold to or through underwriters, through dealers or agents, directly to purchasers or through a combination of these methods. If an offering of securities involves any underwriters, dealers or agents, then the applicable prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any fee, commission or discount arrangements made with those underwriters, dealers or agents.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   This prospectus is dated November 6, 2000

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that BancWest Corporation, BancWest Capital I and BancWest Capital II have filed with the SEC using a "shelf" registration process. Under this shelf process, we may issue our junior subordinated debentures to one of the trusts in exchange for preferred securities of the trust. We may then sell those preferred securities, guaranteed by the related guarantees of BancWest Corporation, as described in this prospectus, in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the capital securities of BancWest Capital I and BancWest Capital II, which we refer to as the trusts, and the related guarantees and junior subordinated debentures. Each time preferred securities of a trust are being sold, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. References to this prospectus or the prospectus supplement also mean the information contained in other documents we have filed with the SEC and have referred you to in this prospectus. If this prospectus is inconsistent with the prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement together with any additional information that we refer you to as discussed under "Where You Can Find More Information About BancWest Corporation."

                   WHERE YOU CAN FIND MORE INFORMATION ABOUT
                              BANCWEST CORPORATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document which we file at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's public reference rooms in New York, New York, Chicago, Illinois and Denver, Colorado. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" in this prospectus the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Preferred Securities:

- Annual Report on Form 10-K for the year ended December 31, 1999, as amended;
  and

- Quarterly Report on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

     You may request a copy of these filings at no cost, by writing or telephoning BancWest Corporation, William E. Atwater, Secretary, 999 Bishop Street, Honolulu, Hawaii 96813, telephone (808) 525-8145.

     This prospectus does not contain or incorporate by reference any separate financial statements of the trusts. We do not believe that these financial statements are required because:

- all of the voting securities of the trusts will be owned, directly or indirectly, by us, a reporting company under the Securities Exchange Act of 1934;

- the trusts have no independent operations but exist for the sole purpose of issuing securities representing undivided beneficial ownership interests in their respective assets in exchange for junior subordinated debentures issued by us; and

- the obligations of the trusts under the preferred securities are guaranteed by us to the extent described in this prospectus.

As such, the trusts are not subject to the informational reporting requirements of the Securities Exchange Act of 1934.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                    SUMMARY

     Each of the trusts is a business trust recently organized under Delaware law by us. They may each issue to us one series of their preferred securities which we may offer, at prices and on terms to be determined at the time of sale. Each trust will issue only one series of preferred securities. The preferred securities will represent undivided beneficial ownership interests in the assets of the applicable trust. Unless the applicable prospectus supplement states otherwise, holders of preferred securities will receive cash distributions on a periodic basis and payments on liquidation, redemption or otherwise of the preferred securities as described in the applicable prospectus supplement.

     The preferred securities will be guaranteed on a subordinated basis by us to the extent described in this prospectus and the applicable prospectus supplement. Our obligations under the guarantees will be subordinated to the same extent as our obligations under the junior subordinated debentures.

     When a trust issues a series of its preferred securities to us, it will also issue to us a series of common securities. The trust will issue the preferred securities and common securities to us in exchange for a corresponding series of our junior subordinated debentures. The junior subordinated debentures held by the applicable trust may be distributed subsequently on a proportionate basis to holders of preferred securities and common securities if that trust were to be dissolved. The trust may be dissolved subject to certain conditions that will be described in an accompanying prospectus supplement.

     Each guarantee, when taken together with our obligations under the corresponding series of junior subordinated debentures, the indenture under which the junior subordinated debentures will be issued and the relevant declaration of trust, including our obligations to pay the costs, expenses, debts and liabilities of each trust (other than regarding the preferred securities and the common securities of the trust), will constitute a full and unconditional guarantee on a subordinated basis by us of all payments due on the preferred securities and common securities.

                              BANCWEST CORPORATION

     We are a bank holding company headquartered in Honolulu, Hawaii, with an administrative headquarters in San Francisco, California. Our principal subsidiaries are two full-service community banks, Bank of the West, headquartered in San Francisco, California, and Hawaii-based First Hawaiian Bank.

     At September 30, 2000, we had total assets of $18.0 billion, loans of $13.6 billion, deposits of $13.8 billion and shareholders' equity of $1.9 billion.

CONTACT INFORMATION

     Our executive offices are located at 999 Bishop Street, Honolulu, Hawaii 96813 and our Investors Relations telephone number is (808) 525-7086.

                                   THE TRUSTS

PURPOSE AND OWNERSHIP OF THE TRUSTS

     Each of the trusts is a business trust recently organized under Delaware law by us and the trustees of the trusts. The trusts are being established solely for the following purposes:

- to issue to us, in exchange for our junior subordinated debentures, the preferred securities which represent undivided beneficial ownership interests in the assets of each trust;

- to issue the common securities to us in exchange for our junior subordinated debentures in a total liquidation amount equal to 3% of the total capital of each trust; and

- to engage in other activities that are directly related to the activities described above, such as registering the transfer of the preferred securities.

     Because each trust is being established only for the purposes listed above, the applicable series of junior subordinated debentures will be the sole assets of the applicable trust, and payments under the junior subordinated debentures will be the sole source of income to that trust.
     As issuer of the junior subordinated debentures, we will pay:

- all fees, expenses and taxes related to each trust and the offering of each trust's preferred securities and common securities; and

- all ongoing costs, expenses and liabilities of the trusts, except obligations to make distributions and other payments on the common securities and the preferred securities.

     For so long as the preferred securities remain outstanding, we will promise to:

- cause each trust to remain a business trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the relevant declaration of trust;

- own directly or indirectly all of the common securities;

- use our commercially reasonable efforts to ensure that each trust will not be an "investment company" for purposes of the Investment Company Act of 1940; and

- take no action that would be reasonably likely to cause either trust to be classified as other than a grantor trust for United States federal income tax purposes.

THE TRUSTEES

     Each of the trust's business and affairs will be conducted by its five trustees. In each case, the three administrative trustees of each trust will be individuals who are our employees. The property trustee of each trust will hold title to the junior subordinated debentures for the benefit of the holders of the preferred securities of each trust and will have the power to execute all rights and powers of a registered holder of junior subordinated debentures under the indenture. The Delaware trustee will maintain its principal place of business in Delaware and meet the requirements of Delaware law for Delaware business trusts.

     We have the sole right to appoint, remove and replace any of the trustees of each trust unless an event of default occurs under the indenture. In that event, the holders of a majority in liquidation amount of the applicable preferred securities will have the right to remove and appoint the property trustee and the Delaware trustee.

ADDITIONAL INFORMATION

     For additional information concerning the particular trust issuing a series of preferred securities, see "The Trust" in the applicable prospectus supplement. We anticipate that the trusts will not be required to file any reports with the SEC after the issuance of the preferred securities. As discussed below under the caption "Accounting Treatment", we will provide certain information concerning each of the trusts and the preferred securities in the financial statements included in our own periodic reports to the SEC.

OFFICES OF THE TRUSTS
     The executive office of each trust is c/o BancWest Corporation, 999 Bishop Street, Honolulu, Hawaii 96813, Attention: General Counsel, and its telephone number is (808) 525-7738.

                                USE OF PROCEEDS

     Except as otherwise may be described in a prospectus supplement accompanying this prospectus, we expect to use the proceeds from the sale of the preferred securities for general corporate purposes, which may include the repayment of debt, investments in or extensions of credit to our subsidiaries and the financing of possible acquisitions.

                      RATIOS OF EARNINGS TO FIXED CHARGES

                             NINE MONTHS
                                ENDED
                            SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                            --------------    -----------------------------------------
                            2000     1999     1999     1998     1997     1996     1995
                            -----    -----    -----    -----    -----    -----    -----
Earnings to fixed charges:
 Excluding interest on
   deposits...............  4.07x    4.03x    4.17x    2.92x    2.88x    2.58x    2.31x
 Including interest on
   deposits...............  1.66x    1.63x    1.64x    1.44x    1.47x    1.45x    1.45x

     For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.

                              ACCOUNTING TREATMENT

     For financial reporting purposes, each trust will be treated as a subsidiary of ours, and, accordingly, the accounts of each trust will be included in our consolidated financial statements. The capital securities will be presented as part of debt and capitalized lease obligations in the consolidated statement of financial condition. Appropriate disclosure about the junior subordinated debentures and the guarantee will be included in the notes to the consolidated financial statements. For financial reporting purposes, we will record distributions payable on the capital securities as interest expense in the consolidated statement of income.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The following description of the terms and provisions of preferred securities summarizes certain general terms that will apply to each series of preferred securities. This description is not complete, and we refer you to the certificate of trust and the declaration of trust for each trust and the form of the amended and restated declaration of trust, copies of which we filed as exhibits to the registration statement of which this prospectus is a part.

DECLARATION OF TRUSTS

     When a trust issues a series of preferred securities, the declaration of trust relating to that trust will contain, and the prospectus supplement relating to that series will summarize, the terms and other provisions relating to that series of preferred securities. Each trust will issue only one series of preferred securities.

     The declaration of trust of each trust will be qualified as an indenture under the Trust Indenture Act of 1939. Unless the applicable prospectus supplement states otherwise, Bank One Trust Company, N.A. will act as indenture trustee under each relevant declaration of trust.

     Each series of preferred securities will represent undivided beneficial ownership interests in the assets of the applicable trust. The holders of the preferred securities will be entitled to a preference in certain circumstances regarding distributions from the applicable trust and amounts payable on redemption or liquidation over the corresponding series of common securities, as well as other benefits as described in the relevant declaration of trust.

SPECIFIC TERMS OF EACH SERIES

     Each time that a trust issues a series of preferred securities, the prospectus supplement relating to that new series will summarize the particular amount, price and other terms and provisions of these preferred securities. These terms may include the following:

- the distinctive designation of the preferred securities;

- the number of preferred securities issued by the applicable trust and the liquidation value of each such preferred security;

- the annual distribution rate (or method of determining such rate) for preferred securities issued by the applicable trust and the date or dates upon which such distributions will be payable;

- whether distributions on preferred securities issued by the applicable trust may be deferred and, if so, what the maximum number of distributions that may be deferred and the terms and conditions of such deferrals will be;

- whether distributions on preferred securities issued by the applicable trust will be cumulative, and, in the case of preferred securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities issued by each trust will be cumulative;

- the amount or amounts which will be paid out of the assets of the applicable trust to the holders of preferred securities of the trust upon voluntary or involuntary dissolution, winding up or termination of the applicable trust;

- the obligation, if any, of the applicable trust to purchase or redeem preferred securities issued by the applicable trust and the price or prices at which, the period or periods within which and the terms and conditions upon which preferred securities issued by the applicable trust will be purchased or redeemed, in whole or in part, pursuant to such obligation;

- the voting rights, if any, of preferred securities issued by the applicable trust in addition to those required by law, including the number of votes per preferred security and any requirement for the approval by the holders of preferred securities as a condition to specified action or amendments to the relevant declaration of trust; and

- any other relevant rights, preferences, privileges, limitations or restrictions of preferred securities issued by the applicable trust, consistent with the declaration of the trust and with applicable law.

     All preferred securities that a trust offers will be guaranteed by us to the extent set forth below under the caption "Description of the Guarantees" in this prospectus. The applicable prospectus supplement will also describe the United States federal income tax considerations applicable to each offering of preferred securities.

ISSUANCE OF COMMON SECURITIES

     In connection with the issuance of preferred securities, each trust will also issue a new series of common securities to us. Except as described below under the caption "-- Subordination" in this prospectus, the terms of the common securities issued by the applicable trust will be substantially identical to the terms of the preferred securities. These terms will be defined in the relevant declaration of trust and will be summarized in the applicable prospectus supplement. These terms will include the following:

- the annual distribution rate (or method of determining that rate) and the date or dates upon which the distributions will be payable;

- the rights of the applicable trust to redeem the common securities and related provisions;

- the voting rights of holders of the common securities;

- any liquidation rights or similar restrictions;

- and other specific terms of the common securities (not inconsistent with the relevant declaration of trust).

SUBORDINATION

     The common securities will rank on a par with, and payments will be made on them on a proportionate basis with, the preferred securities issued by the applicable trust, except that upon a trust enforcement event, as described below, the rights of the holders of the common securities to payments of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities.

HOLDER OF COMMON SECURITIES

     Except in certain limited circumstances, the holder of the common securities of the applicable trust will have sole power to appoint, remove or replace any of the trustees of the applicable trust. All of the common securities of the applicable trust will be directly or indirectly owned by us.

TRUST ENFORCEMENT EVENTS

     An event of default under the indenture that has occurred and is continuing constitutes a trust enforcement event under the relevant declaration of trust.

REMEDIES OF HOLDERS OF PREFERRED SECURITIES AND THE PROPERTY TRUSTEE

     If a trust enforcement event occurs and is continuing, then the holders of preferred securities of the applicable trust would rely on the enforcement by the property trustee of its rights as a holder of the junior subordinated debentures against us. In addition, the holders of a majority in liquidation amount of the preferred securities of the applicable trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the relevant declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of the junior subordinated debentures.

     Upon the occurrence of a trust enforcement event, the property trustee, as the holder of the junior subordinated debentures, will have the right under the indenture to declare the principal of and premium, if any, and interest on the junior subordinated debentures held by the applicable trust to be immediately due and payable.

     If the property trustee fails to enforce its rights regarding the junior subordinated debentures held by the applicable trust, any holder of preferred securities may, to the extent permitted by applicable law, institute a legal proceeding directly against us to enforce the property trustee's rights under these junior subordinated debentures without first instituting any legal proceeding against the property trustee or any other person or entity. In addition, if a trust enforcement event has occurred and is continuing and such event is attributable to our failure to make any required payments on the junior subordinated debentures when due, then a holder of preferred securities may, on or after the date that such payment was due, institute a proceeding directly against us for enforcement of payment on the junior subordinated debentures having a principal amount equal to the total liquidation amount of the preferred securities held by that holder (we refer to such proceeding as a "Direct Action"). In connection with a Direct Action, we will have the right under the indenture to set off any payment made to that holder by us. The holders of preferred securities will not be able to exercise directly any other remedy available to the holders of junior subordinated debentures.

REMEDIES OF HOLDERS OF COMMON SECURITIES

     The holder of the common securities will be deemed to have waived any trust enforcement event regarding the common securities until all trust enforcement events regarding the preferred securities have been cured, waived or otherwise eliminated. Until such a trust enforcement event has been cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the preferred securities and only the holders of the preferred securities will have the right to direct the property trustee regarding remedies under the relevant declaration of trust, and, therefore, the indenture.

LIMITATION ON CONSOLIDATIONS, MERGERS AND SALE OF ASSETS

     Each of the trusts may not consolidate, merge with or into, or sell or lease substantially all of its properties and assets to any corporation or other entity, unless:

- a majority of the administrative trustees consent to such a transaction;

- the successor assumes all of the obligations of the trust regarding the preferred securities, or substitutes other securities for the preferred securities with the same terms and other provisions as the preferred securities (which we refer to as "Successor Securities"), and regarding the trustees;

- if Successor Securities are issued, these securities are listed on the same national securities exchange on which the preferred securities were listed;

- the transaction does not cause the preferred securities or the Successor Securities to be downgraded by a national ratings organization;

- such transaction does not adversely affect the rights of the holders of the preferred securities in any material respect;

- following the transaction, the trust would not have to register as an "investment company" under the Investment Company Act of 1940;

- we, or a successor which will own all of the common securities of the trust or its successor, will guarantee the preferred securities, or the Successor Securities, to the same extent as the preferred securities are guaranteed by the guarantee; and

- the trust would continue to be classified as a grantor trust for United States federal income tax purposes, unless each holder of preferred securities consents to such a change.

PAYING AGENT

     Unless the applicable prospectus supplement states otherwise, in the event that any preferred securities are not in the form of global securities, as described under "Book-Entry Issuance", each trust will maintain in the Borough of Manhattan, The City of New York, an office or agency where the preferred securities may be presented for payment by a paying agent.

     Each trust may appoint a paying agent and may appoint one or more additional paying agents in such other locations as it may determine and change any paying agent without prior notice to the holders of preferred securities. Each trust, or any of its affiliates, may act as paying agent regarding any series of preferred securities. Unless the applicable prospectus supplement states otherwise, the property trustee will act as paying agent for each series of preferred securities. In the event that the property trustee will no longer act as the paying agent, the administrative trustees may appoint a successor, which will be a bank or trust company acceptable to us, to act as paying agent.

TRANSFER OF PREFERRED SECURITIES

     For each issue of preferred securities, the property trustee will keep a security register to provide for the transfer and registration of transfer of preferred securities. The following provisions apply to the transfer of preferred securities which are not issued in book-entry form:

- Holders of any issue of preferred securities may exchange their securities for an equal principal amount of other preferred securities of different authorized denominations of the same issue and with the same terms.

- No service charge will be made for any registration of transfer or exchange of securities, but the trust may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of securities.

- If the preferred securities are to be redeemed in part, the trust will not be required:

-- to issue, register the transfer of or exchange any securities during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of any such securities selected for redemption and ending at the close of business on the day of such mailing; or

-- to register the transfer or exchange of any preferred security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part.

GLOBAL SECURITIES

     The preferred securities of any issue may be issued in the form of one or more global securities. Preferred securities of any issue will no longer be eligible to be represented in the form of a global security and will be registered in definitive form if one of the following events occurs:

- if at any time the depositary notifies the applicable trust that it is unwilling or unable under the Securities Exchange Act of 1934 and other applicable law to continue as depositary or if at any time it will no longer be eligible, in each case if a successor depositary is not appointed within 90 days after the applicable trust receives notice or becomes aware of this ineligibility; or

- the applicable trust, in its sole discretion, may determine that the preferred securities issued in the form of one or more global securities will no longer be represented by a global security.

     For more information regarding the issuance of global securities and the depositary arrangements for them, see below under the caption "Book-Entry Issuance" in this prospectus.

REGISTRATION OF GLOBAL SECURITIES

     If the preferred securities are to be issued in the form of one or more global securities, then an administrative trustee on behalf of the applicable trust will execute and the property trustee will cause the global securities to be registered in the name of the depositary for these global securities or its nominee.

REGISTRATION OF PREFERRED SECURITIES IN DEFINITIVE FORM

     Preferred securities not represented by a global security which are issued in exchange for all or a part of a global security will be registered in such names and in such authorized denominations as the depositary, pursuant to instructions from its direct or indirect participants or otherwise, will instruct the property trustee. Upon execution and authentication, the property trustee will deliver the preferred securities not represented by a global security to the persons in whose names such definitive preferred securities are so registered. The preferred securities that are not initially represented by a global security may be exchanged or transferred for part of a global security pursuant to the instructions and procedures of the depositary.

RELIANCE ON THE DEPOSITARY BY THE TRUSTS AND PROPERTY TRUSTEE

     In connection with each issue of preferred securities, the applicable trust and property trustee may for all purposes, including the making of payments due on these preferred securities, deal with the depositary as the authorized representative of the holders of these preferred securities for the purpose of exercising the rights of these holders. The rights of the owner of any beneficial interest in a global security will be limited to those established by law and agreements between such owners and depository participants or Euroclear and Cedel; provided that no such agreement will give any rights to any person against the applicable trust or property trustee without the written consent of these parties.

TRANSFER OF BENEFICIAL INTERESTS IN GLOBAL SECURITIES

     Global securities may not be transferred as a whole except under the following circumstances:

- by the depositary to a nominee of the depositary;

- by a nominee of the depositary to the depositary or another nominee of the depositary; or

- by the depositary or any such nominee to a successor depositary or a nominee of such successor depositary.

     Interests of beneficial owners in a global security may be transferred or exchanged for preferred securities not represented by a global security and preferred securities not represented by a global security may be transferred or exchanged for global securities in accordance with rules of the depositary.

AMENDMENTS

AMENDMENTS WITHOUT CONSENT OF HOLDERS OF PREFERRED SECURITIES

     Each declaration of trust may be amended without the consent of the holders of the preferred securities:

- to cure any ambiguity;

- to correct or supplement any provisions in the declaration of trust that may be defective or inconsistent with any other provision in the relevant declaration of trust;

- to add to our covenants, restrictions or obligations, as sponsor of the trusts;

- to conform to any change in Rule 3a-5 under the Investment Company Act of 1940 or written change in interpretation or application of Rule 3a-5 under the Investment Company Act of 1940 by any legislative body, court, government agency or regulatory authority; or

- to modify, eliminate or add to any provisions as necessary to the relevant declaration of trust to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any preferred securities or common securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act of 1940;

provided that any action described in this sentence may be taken only if it does not adversely affect in any material respect the rights of the holders of preferred securities or common securities.

AMENDMENT WITH CONSENT OF HOLDERS OF PREFERRED SECURITIES AND COMMON SECURITIES

     Without the consent of each holder of the preferred securities and the common securities, the relevant declaration of trust may not be amended to:

- change the amount or timing of any distribution of the preferred securities and the common securities or otherwise adversely affect the amount of any distribution required to be made on the preferred securities and the common securities;

- restrict the right of a holder of preferred securities to institute suit for the enforcement of any payment owed on these securities; or

- change the voting requirements and other provisions relating to amendments.

     Without the consent of 66 2/3% of the holders of outstanding preferred securities and common securities voting as a single class, the relevant declaration of trust may not be amended to:

     1. adversely affect the powers, preferences or special rights of the preferred securities and the common securities; or

     2. result in the dissolution, winding-up or termination of the applicable trust other than pursuant to the terms of the relevant declaration of trust;

provided that, if any amendment or proposal referred to in clause (1) above would adversely affect only the preferred securities or the common securities, then only the affected class will be entitled to vote on such amendment or proposal.

AMENDMENTS WITH CONSENT OF HOLDERS OF COMMON SECURITIES

     Without the consent of the holders of a majority in liquidation amount of the common securities, the relevant declaration of trust may not be amended to change the rights of the holders of the common securities to increase or decrease the number of, and appoint and remove trustees.

PROVISIONS THAT MAY NOT BE AMENDED

     Under no circumstances may the following provisions of the relevant declaration of trust be amended:

- to cause the applicable trust to be classified as other than a grantor trust for United States federal income tax purposes;

- to reduce or otherwise adversely affect the powers of the property trustee in contravention of the Trust Indenture Act of 1939; and

- to cause the applicable trust to be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940.

MEETINGS OF THE HOLDERS OF SECURITIES

MEETINGS

     The administrative trustees of any issue of preferred securities may call a meeting of the holders of the securities on any matter on which these securities are entitled to act under the relevant declaration of trust. In addition, the holders of at least 10% in liquidation amount of issue of preferred securities may direct the administrative trustees to call such a meeting. The administrative trustees are required to give notice of any such meeting at least 7 days but not more than 60 days before the date of that meeting. The administrative trustees, in their sole discretion, will establish all other provisions relating to meetings of holders of preferred securities not stated below.

ACTION BY WRITTEN CONSENT

     Whenever a vote, consent or approval of the holders of preferred securities is permitted or required, that vote, consent or approval may be given at the meeting. Any action that may be taken at a meeting of these holders may be taken without a meeting and without prior notice if a consent in writing setting forth the action so taken is signed by the holders owning not less than the minimum amount of preferred securities in liquidation amount that would be necessary to authorize or take such action at the meeting itself.

PROXIES

     Each holder of a preferred security may authorize any person to act for it by proxy on all matters but proxies will not be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy will be revocable at the pleasure of the holder of preferred securities executing the proxy. Except as otherwise provided herein, all matters relating to the giving, voting or validity of proxies will be governed by the General Corporation Law of

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

the State of Delaware relating to proxies, and judicial interpretations thereunder, as if the applicable trust were a Delaware corporation and the holders of the preferred securities were stockholders of a Delaware corporation.

GOVERNING LAW

     Each declaration of trust and the related preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

                         DESCRIPTION OF THE GUARANTEES

     The following description of the terms and provisions of the guarantees summarizes certain general terms that will apply to each guarantee that we deliver in connection with a series of preferred securities. This description is not complete, and we refer you to the form of the guarantee agreement, a copy of which we filed as an exhibit to the registration statement of which this prospectus is a part.

     When a trust sells a series of its preferred securities, we will execute and deliver a guarantee of that series of preferred securities under a guarantee agreement for the benefit of the holders of these preferred securities. Only one guarantee will be issued by us in connection with the issuance of preferred securities by the applicable trust. Each guarantee agreement will be qualified as an indenture under the Trust Indenture Act of 1939. Unless the applicable prospectus supplement states otherwise, Bank One Trust Company, N.A. will act as indenture trustee under each guarantee agreement. The guarantee trustee will hold each guarantee for the benefit of the holders of the preferred securities of the applicable trust.

SPECIFIC TERMS OF THE GUARANTEES

     Except as stated in the applicable prospectus supplement, we will irrevocably and unconditionally agree to pay in full the following payments or distributions on each corresponding series of preferred securities, to the extent that they are not paid by, or on behalf of, the applicable trust:

- any accumulated and unpaid distributions required to be paid on the preferred securities, to the extent that the applicable trust has sufficient funds available for those payments at the time;

- the redemption price regarding any preferred securities called for redemption, to the extent that the applicable trust has sufficient funds available for those redemption payments at such time; and

- upon a voluntary or involuntary dissolution, winding up or liquidation of the applicable trust, unless the corresponding series of junior subordinated debentures are distributed to holders of the preferred securities, the lesser of:

     - the total liquidation amount of the preferred securities and all accumulated and unpaid distributions on them to the date of payment; and

     - the amount of assets of the applicable trust remaining available for distribution to holders of the preferred securities.

     Our obligation to make the payments described above under the guarantee may be satisfied by direct payment of the required amounts by us to the holders of the applicable preferred securities or by causing the applicable trust to pay such amounts to these holders. In addition, our obligation to make the payments described above will exist regardless of any defense, right of setoff or counterclaim that the applicable trust may have or assert.

     Each guarantee will apply only to the extent that the applicable trust has sufficient funds available to make the required payments. If we do not make interest payments on the junior subordinated debentures held by the applicable trust, then the trust will not be able to pay distributions on the preferred securities issued by the trust and will not have funds legally available for these payments.

NATURE OF THE GUARANTEE

     We will, through the relevant declaration of trust, the guarantee, the junior subordinated debentures and the indenture, taken together, fully and unconditionally guarantee the applicable trust's obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes this guarantee. It is only the combined operation of these documents that has the effect of providing a full and uncondi-tional guarantee of the applicable trust's obligations under the preferred securities.

     Each guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us to enforce its rights under a guarantee without first instituting a legal proceeding against any other person or entity. In addition, each guarantee will not be discharged except by payment of the amounts due under it in full to the extent they have not been paid by the applicable trust or upon distribution of junior subordinated debentures to the holders of the preferred securities in exchange for all of these preferred securities.

GUARANTEE OF COMMON SECURITIES

     We also will irrevocably and unconditionally guarantee the obligations of the applicable trust regarding that trust's common securities to the same extent as its guarantee of the applicable preferred securities, except that upon the occurrence and the continuation of a trust enforcement event regarding the applicable trust, holders of these preferred securities will have priority over holders of the common securities regarding distributions and payments on liquidation, redemption or otherwise.

RANKING

     Each guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our other liabilities to the same extent as the junior subordinated debentures.

     The guarantees will not place a limitation on the amount of additional senior debt that may be incurred by us.

CERTAIN COVENANTS OF BANCWEST CORPORATION

     In general, we will covenant in each guarantee that, so long as any preferred securities issued by a trust remain outstanding, if

- there shall have occurred any event of default under the indenture regarding the applicable series of junior subordinated debentures;

- we shall be in default regarding its payment of any obligations under the related guarantee; or

- we shall have given notice of our election to defer interest payments on the junior subordinated debentures, as described below under the caption "Description of the Junior Subordinated Debentures -- Option to Defer Interest" and we shall not have rescinded that notice or begun making such payments, then we will not, and will not permit any subsidiary to, do the following:

- to declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment regarding, any of our capital stock; or

- make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank on a par with or junior to the junior subordinated debentures or make any payments regarding any guarantee by us of the debt securities of any of our subsidiaries if such guarantee ranks on a par with or junior to these junior subordinated debentures.

At any time, however, we may do the following:

- pay dividends or make distributions in our common stock;

- make payments under the applicable guarantee made by us regarding preferred securities of the applicable trust;

- declare a dividend in connection with the implementation of a shareholders' rights plan, or issue stock under any such plan in the future, or redeem or repurchase any rights issued pursuant to such a plan; and

- purchase common stock related to the issuance of common stock or rights under any of our benefit plans.

AMENDMENTS

     Unless otherwise specified in the applicable prospectus supplement, each guarantee may be amended under the following two circumstances:

- regarding changes to the guarantee that do not materially adversely affect the rights of holders of the applicable preferred securities, no consent of such holders will be required; and

- all other amendments to the guarantee may not be made without the prior approval of the holders of not less than a majority of the total liquidation amount of the outstanding preferred securities to which the guarantee relates.

     The manner of obtaining the necessary approvals to amend a guarantee are the same as for holders of the preferred securities, which are described above under "Description of the Preferred Securities -- Meetings of the Holders of Securities".

ASSIGNMENT

     All guarantees and agreements contained in a guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the related preferred securities then outstanding.

EVENTS OF DEFAULT AND REMEDIES

     An event of default under a guarantee will occur upon our failure to make any of our payments or perform any of our other obligations under it.

     The holders of not less than a majority in total liquidation amount of the preferred securities to which a guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee regarding the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under such guarantee.

     If the guarantee trustee fails to enforce a guarantee, then any holder of the corresponding series of preferred securities may institute a legal proceeding directly against us to enforce the guarantee trustee's rights under that guarantee, without first instituting a legal proceeding against the applicable trust that issued the preferred securities, the guarantee trustee or any other person or entity.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of a guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee. After a default under the guarantee, which has not been cured or waived, that is actually known to a responsible officer of the guarantee trustee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a guarantee at the request of any holder of preferred securities to which the guarantee relates unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by such action.

TERMINATION OF THE GUARANTEES

     Each guarantee will terminate upon any of the following events:

- the full payment of the redemption price of all preferred securities of the applicable trust;

- the full payment of the amounts payable upon liquidation of the applicable trust; or

- the distribution of the junior subordinated debentures held by the applicable trust to the holders of the preferred securities of the trust in exchange for all of the preferred securities of the trust.

     Each guarantee will continue to be effective or will be reinstated, if at any time any holder of related preferred securities issued by the applicable trust is required to restore payment of any sums paid under the applicable preferred securities or the guarantee.

GOVERNING LAW

     The guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

     The following summary of the terms and provisions of our junior subordinated debentures that will be issued and sold by us and purchased by the applicable trust that issues a series of preferred securities. It is not complete, and we refer you to the indenture and the form of the junior subordinated debentures, which we filed as exhibits to the registration statement of which this prospectus is a part.

     Unless otherwise specified in the applicable prospectus supplement, each time that we issue a new series of junior subordinated debentures that series will be issued under an indenture between us and Bank One Trust Company, N.A., as indenture trustee. The indenture provides for the issuance from time to time of junior subordinated debentures in an unlimited dollar amount and an unlimited number of series. Only one series of the junior subordinated debentures will be issued to each trust in connection with the issuance of preferred securities by that trust.

     Unless the applicable prospectus supplement states otherwise, we will issue each new series of junior subordinated debentures in a total principal amount equal to the total liquidation amount of the preferred securities and common securities that the applicable trust issues to us in exchange for the junior subordinated debentures. Concurrently with the issuance of the junior subordinated debentures in exchange for the preferred securities and common securities, we will sell the preferred securities to the public. Unless the applicable prospectus supplement states otherwise, the interest payment provisions for the junior subordinated debentures will correspond to the distribution provisions of the corresponding series of preferred securities.

SPECIFIC TERMS OF EACH SERIES

     Each time that we issue a new series of junior subordinated debentures to the applicable trust, the prospectus supplement relating to that new series will specify the particular amount, price and other terms of these securities. These terms will include:

- the title of the junior subordinated debentures of the series, which will distinguish the junior subordinated debentures of the series from all other junior subordinated debentures;

- the limit, if any, upon the total principal amount of the junior subordinated debentures of the series which may be issued;

- the maturity or the method of determining the maturity;

- the rate or rates, if any, at which the junior subordinated debentures of the series will bear interest, if any, the rate or rates and extent to which interest on overdue amounts, if any, will be payable in respect of any junior subordinated debentures of the series;

- the interest payment dates and the record dates for the interest payable on any interest payment date or the method by which any of the foregoing will be determined;

- the place or places where the principal of and premium, if any, and interest on the junior subordinated debentures of the series will be payable, the place or places where the junior subordinated debentures of the series may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon us regarding the junior subordinated debentures of the series may be made;

- the period or periods within which, or the date or dates on which, if any, the price or prices at which and the terms and conditions upon which the junior subordinated debentures of the series may be redeemed, in whole or in part, at our option;

- our obligation or our right, if any, to redeem, repay or purchase the junior subordinated debentures of the series pursuant to any sinking fund, amortization or analogous provisions or upon the happening of a specified event, or at the option of a holder of that security, and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the other terms and conditions upon which junior subordinated debentures of the series will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

- the denominations in which any junior subordinated debentures of the series will be issuable, if other than denominations of $25 and any integral multiple thereof;

- if other than U.S. dollars, the currency or currencies (including currency unit or units) in which the principal of (and premium, if any) and interest, if any, on the junior subordinated debentures of the series will be payable, or in which the junior subordinated debentures of the series will be denominated;

- the additions, modifications or deletions, if any, in the events of default described under the caption "Events of Default" below or our covenants described in this prospectus or the applicable prospectus supplement regarding the junior subordinated debentures of the series;

- if other than the principal amount thereof, the portion of the principal amount of junior subordinated debentures of the series that will be payable upon declaration of acceleration of the maturity of the junior subordinated debentures;

- the additions or changes, if any, to the indenture regarding the junior subordinated debentures of the series as will be necessary to permit or facilitate the issuance of the junior subordinated debentures of the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

- any index or indices used to determine the amount of payments of principal of and premium, if any, on the junior subordinated debentures of the series or the manner in which the amounts will be determined;

- whether the junior subordinated debentures of the series, or any portion thereof, will initially be issuable in the form of a temporary global security representing all or the portion of the junior subordinated debentures of the series and provisions for the exchange of the temporary global security for definitive junior subordinated debentures of the series;

- Whether any junior subordinated debentures of the series will be issuable in whole or in part in the form of one or more global securities and, in the case, the respective depositaries for the global securities, the form of any legend or legends which will be borne by any global security, if applicable;

- the appointment of any paying agent or agents for the junior subordinated debentures of the series;

- the terms of any right to convert or exchange junior subordinated debentures of the series into any other junior subordinated debentures or other securities or property of ours, and the additions or changes, if any, to the indenture regarding the junior subordinated debentures of the series to permit or facilitate the conversion or exchange;

- the relative degree, if any, to which the junior subordinated debentures of the series will be senior to or be subordinated to other series of junior subordinated debentures in right of payment, whether the other series of junior subordinated debentures are outstanding or not; and

- any other terms of the junior subordinated debentures of the series (which terms will not be inconsistent with the provisions of the indenture).

RANKING

     Unless otherwise stated in the applicable prospectus supplement, each series of junior subordinated debentures will be unsecured and will rank junior and be subordinate in right of payment to all our senior debt.

SUBORDINATION

     Our obligations under the junior subordinated debentures will be subordinate to all our existing and future senior debt. In addition, the junior subordinated debentures will be effectively subordinated to all existing and future obligations of our subsidiaries. Our obligations under the guarantees are subordinated to the same extent as the junior subordinated securities. This means that we cannot make any payments on the junior subordinated debentures or the guarantees if we are in default on any of its senior debt.

     In addition, in the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off our senior obligations in full before any payments may be made on the junior subordinated debentures or the guarantees. The indenture, the guarantees and the declaration of trusts do not limit our ability to incur additional senior debt. For more information, see above under the caption "-- Ranking" in this section and below under the caption "Description of the Guarantees -- Ranking" in this prospectus.

     As a holding company, our assets primarily consist of the equity securities of our subsidiaries. As a result, our cash flow and consequent ability to service our debt, including the junior subordinated debentures, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any interest or principal on the junior subordinated debentures or to make any funds available therefor, whether by dividends, loans or other payments. The payment of dividends by our subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations in addition to the requirements of federal bank and other regulators and contractual restrictions.

     In addition, since the junior subordinated debentures will be obligations of a holding company, the ability of holders of the junior subordinated debentures to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of that subsidiary.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

     Unless stated otherwise in the applicable prospectus supplement, we may dissolve and liquidate a trust and, thereafter, the property trustee would distribute to holders of the corresponding preferred securities and common securities the junior subordinated debentures of the series that such trust had held as its sole asset. If the property trustee distributes the junior subordinated debentures to the holders of the preferred securities and the common securities upon the dissolution and liquidation of such trust, then the junior subordinated debentures will be issued in denominations of $25 principal amount and integral multiples thereof unless otherwise specified in the applicable prospectus supplement. We anticipate that the junior subordinated debentures would be distributed in the form of one or more global securities and that DTC, or any successor depositary for the preferred securities, would act as depositary for the junior subordinated debentures. The depositary arrangements for the junior subordinated debentures would be substantially the same as those in effect for the preferred securities. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters for the preferred securities, see the caption below under "Book-Entry Issuance" in this prospectus.

OPTION TO DEFER INTEREST PAYMENTS

OPTION TO DEFER INTEREST PAYMENTS

     Unless otherwise stated in the applicable prospectus supplement, we will have the right to defer interest payments on the junior subordinated debentures for up to five years of consecutive interest payment periods if the junior subordinated debentures are not in default, but the deferral of interest payments cannot extend beyond the maturity date of the series of junior subordinated debentures. During the deferral period, interest will continue to accrue on the junior subordinated debentures, compounded on the same periodic basis upon which interest otherwise accrues and deferred interest payments will accrue additional interest. No interest will be due and payable on the junior subordinated debentures until the end of the deferral period except upon a redemption of the junior subordinated debentures during a deferral period.

     We may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period, or on any redemption date, we will be obligated to pay all accrued and unpaid interest. Once we pay accrued and unpaid interest on the junior subordinated debentures, we will again be able to defer interest payments on the junior subordinated debentures as described above.

CERTAIN LIMITATIONS DURING A DEFERRAL PERIOD

     During any deferral period, we will not and our subsidiaries will not be permitted to:

- pay a cash dividend or make any other payment or distribution on our capital stock;

- redeem, purchase or make a liquidation payment on any of our capital stock;

- make an interest, principal or premium payment, or repay, repurchase or redeem, any of our debt securities that rank equal with or junior to the junior subordinated debentures; or

- make any guarantee payment regarding any guarantee by us of debt securities of any of our subsidiaries, if the guarantee ranks equal with or junior to the junior subordinated debentures.

     However, at any time, including during a deferral period, we will be permitted to:

- pay dividends or distributions in additional shares of our capital stock;

- make payments under the guarantee of the series of the preferred securities and the common securities;

- declare or pay a dividend in connection with the implementation of a shareholders' rights plan, or issue stock under such a plan or repurchase such rights;

- purchase capital stock pursuant to an employee benefit, dividend reinvestment or stock repurchase plan, or for issuance in an acquisition transaction that was entered into prior to the commencement of that deferral period;

- issue capital stock in an exchange or conversion of a different class or series of our capital stock or of our indebtedness; and

- purchase fractional interests in shares of capital stock during a conversion or exchange.

NOTICE PROVISIONS

     If the property trustee is the sole holder of the junior subordinated debentures, we will give the applicable trust, the applicable administrative trustees and property trustee notice if we decide to defer interest payments on the junior subordinated debentures. We will give that notice one business day before the earlier of:

- the next date distributions on the preferred securities are payable; or

- the date the applicable trust is required to give notice to the New York Stock Exchange
  (or any other applicable self regulatory organization) or to holders of the corresponding series of preferred securities of the record date or the date any distribution is payable, but in any event at least one business day before the record date.

     The administrative trustees will give notice to the holders of preferred securities if we decide to defer interest payments on the junior subordinated debentures.

     If the property trustee is not the sole holder of the junior subordinated debentures, we will give the holders notice of any deferral period ten business days prior to the earlier of:

- the next interest payment date; or

- the date we are required to give notice to the New York Stock Exchange (or any other applicable self-regulatory organization) or to holders of the junior subordinated debentures of the record date or payment, date of any related interest payment, but in any event at least two business days prior to the record date.

COVENANTS

LIMITATION ON CERTAIN PAYMENTS

     We will covenant that, so long as any preferred securities issued by a trust remain outstanding, if

- there will have occurred any event of default under the indenture;

- we will be in default regarding our payment of any obligations under our guarantee regarding the trust; or

- we will have given notice of our election to defer interest payments, as described above under "-- Option to Defer Interest and Notices", or such deferral period or any extension of it will be continuing;

then we will not, and will not permit any of our subsidiaries to:

- declare or pay any cash dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment regarding, any of our capital stock; or

- make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our junior subordinated debentures that rank on a par with or junior in interest to such junior subordinated debentures;

- or make any guarantee payments regarding any guarantee by us of the junior subordinated debentures of any of our subsidiaries if such guarantee ranks on a par with or junior in interest to such junior subordinated debentures.

     However, at any time, including during a deferral period, we may do the following:

- repurchase, redeem or otherwise acquire our capital stock in connection with any of the following:

     - any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants;

     - any dividend reinvestment or stockholder stock purchase plan; or

     - in connection with the issuance of our capital stock (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into before the deferral period;

- exchange or convert:

     - any class or series of our capital stock (or any capital stock of any subsidiary of ours) for any class or series of our capital stock; or

     - any class or series of our indebtedness for any class or series of our capital stock;

- purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

- declare a dividend in connection with any shareholders' rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption or repurchase of any such rights pursuant thereto; and

- declare a dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock.

CERTAIN AFFIRMATIVE COVENANTS

     We will covenant to:

- maintain directly or indirectly 100% ownership of the common securities of the applicable trust;

- cause the applicable trust to remain a Delaware business trust and not to voluntarily dissolve, windup, liquidate or be terminated, except as permitted by the relevant declaration of trust;

- use our commercially reasonable efforts to ensure that the trust will not be an "investment company" for purposes of the Investment Company Act of 1940; and

- take no action that would be reasonably likely to cause the trust to be classified as other than a grantor trust for United States federal income tax purposes.

LIMITATION ON CONSOLIDATION, MERGER AND
CERTAIN SALES

     We may not consolidate with or merge into any other entity or sell or lease our properties and assets substantially as an entirety to any entity, unless:

- the resulting entity shall be a corporation, partnership or trust organized under U.S. law;

- the resulting entity assumes our obligations under the junior subordinated debentures and the indenture;

- there would be no event of default under the indenture immediately after giving effect to the transaction; and

- in the case of the junior subordinated debentures of a series held by a trust, the consolidation, merger, conveyance, transfer or lease is permitted under the relevant declaration of trust and the guarantee and does not give rise to any breach or violation of these documents.

NO EVENT RISK COVENANT

     In addition, the indenture does not contain any covenants that provide holders of junior subordinated debentures protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction involving us, which may adversely affect holders of junior subordinated debentures.

DENOMINATIONS

     The junior subordinated debentures will be issuable only in registered form, without coupons, and only in denominations of $25 and any integral multiples thereof, unless the applicable prospectus supplement states otherwise.

EVENTS OF DEFAULT, ACCELERATION, RESCISSION OF ACCELERATION AND WAIVERS

EVENTS OF DEFAULT

     An event of default regarding any series of junior subordinated debentures under the indenture is any one of the following events:

- default in the payment of interest, including interest on overdue amounts, for a period of 30 days, subject to our right to defer interest payments as described above under the caption "-- Option to Defer Interest Payments" in this section;

- default in the payment of the principal of or premium, if any;

- default in the performance, or breach, in any material respect, of any of our covenants or warranties for a period of 90 days after notice to us by the indenture trustee or to us and the indenture trustee by holders of at least 25% in principal amount of the outstanding junior subordinated debentures of that series;

- certain events of bankruptcy, insolvency and reorganization involving us; or

- any other event of default pertaining to the particular series of junior subordinated debentures.

ACCELERATION

     If an event of default of the junior subordinated debentures occurs and is continuing, then the indenture trustee or the holders of at least 25% in total principal amount of the outstanding junior subordinated debentures will have the right to declare the principal and the interest due on these securities to be due and payable immediately. If, upon such an event of default, the indenture trustee or holders of at least 25% of the total principal amount of the outstanding junior subordinated debentures fail to declare the payment of all amounts on these securities to be due and payable immediately, then the holders of at least 25% in total liquidation amount of the preferred securities then outstanding will have the right to declare these amounts due and payable immediately.

RESCISSION OF ACCELERATION

     At any time after a declaration of acceleration, as described in the preceding paragraph, has been made and before a judgment or decree for payment of the money due has been obtained by the indenture trustee, then the holders of a majority in total principal amount of the outstanding junior subordinated debentures may rescind the declaration of acceleration if both of the following events have occurred:

- we have paid or deposited with the indenture trustee amounts sufficient to pay the sum of:

     1. all overdue interest;

     2. the principal that has become due, other than by acceleration, and interest on it at the rate borne by the junior subordinated debentures;

     3. interest on overdue interest at the rate borne by the junior subordinated debentures, to the extent that that rate of interest is lawful; and

     4. all amounts paid or advanced by the indenture trustee and its and its counsel's reasonable fees and expenses; and

- all events of default regarding that series of junior subordinated debentures have been cured or waived as described below under the caption "Waiver".

     If the holders of the junior subordinated debentures fail to rescind the declaration of acceleration, then the holders of a majority in total liquidation amount of the preferred securities will have that right.

WAIVERS

     In certain cases, the holders of a majority in principal amount of the outstanding series of junior subordinated debentures may, on behalf of the holders of all junior subordinated debentures of that series, waive any past default or event of default regarding that series or compliance with certain provisions of the indenture. The following defaults may not, however, be waived:

- default in the payment of the principal of and premium or interest on any of that series which has not been cured until that time; or

- a default regarding a covenant or provision of the indenture which cannot be modified or amended,

without the consent of the holder of each outstanding junior subordinated debenture of the series affected.

     Notwithstanding the rights of the holders the junior subordinated debentures to waive certain events of default, covenants and other provisions, as described above, the holders of at least a majority of the total liquidation amount of the outstanding preferred securities will be required to waive any event of default or compliance with any covenant under the indenture.

AGREEMENT BY PURCHASERS OF CERTAIN TAX TREATMENT

     Each junior subordinated debenture will provide that, by acceptance of the junior subordinated debentures, or a beneficial interest therein, the holders of the junior subordinated debentures intend that such junior subordinate debentures constitutes debt and agree to treat it as debt for United States federal, state and local tax purposes.

SATISFACTION AND DISCHARGE

     At our request, the indenture will terminate as to the junior subordinated debentures of any series (except as to any surviving rights of registration of transfer or exchange of junior subordinated debentures) when either:

- all the junior subordinated debentures of that series have been delivered to the indenture trustee for cancellation; or

- all the junior subordinated debentures of that series have become due and payable, will become due and payable at their maturity within one year or are to be called for redemption within one year and we have deposited with the indenture trustee funds sufficient to make all remaining interest and principal payments on the junior subordinated debentures of that series.

AMENDMENTS

AMENDMENTS WITHOUT CONSENT OF HOLDERS

     Without the consent of each holder of the junior subordinated debentures, we may enter, together with the indenture trustee, into one or more supplemental indentures to do the following:

- to evidence the succession of another party to us and the assumption by that party of our covenants under the indenture;

- to add to our covenants for the benefit of the holders of the junior subordinated debentures;

- to cure any ambiguity, to correct or supplement any provision of the indenture which may be inconsistent with any other or to make any other provision which regarding matters or questions under the indenture; provided that any such supplemental indenture may not materially adversely affect the interests of the holders of the junior subordinated debentures or the related preferred securities; or

- to comply with the requirements of the SEC to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939.

AMENDMENTS WITH CONSENT OF HOLDERS

     Without the consent of each holder of an outstanding junior subordinated debenture, we may not and the indenture trustee may not amend the indenture to effect the following changes to the terms and provisions of the junior subordinated debentures:

- to change their maturity;

- to change or reduce the principal amount due;

- to change the interest rate on or any installment of interest due;

- to change the place of payment or the currency in which payment is due;

- to impair the right to sue for enforcement of any such payment on or after the maturity or redemption date of the junior subordinated debentures;

- to modify the subordination provisions in a manner adverse to the holders of the junior subordinated debentures;

- to reduce the outstanding principal amount of junior subordinated debentures that is required for any supplemental indenture or the waiver of defaults or Events of Default as defined in the indenture; or

- to modify this section regarding amendments or the provisions regarding the waiver of past defaults;

provided that no such modifications may be made that adversely affects the holders of the preferred securities.

AMENDMENTS WITHOUT CONSENT OF HOLDERS OF PREFERRED SECURITIES

     Without the consent of each of the holders of preferred securities, no amendment may be made to the indenture that adversely affects the rights of these holders to directly institute a proceeding against us for the enforcement of the payment of interest of or principal on the junior subordinated debentures in the amount of such holders' total liquidation amount of preferred securities.

PAYMENTS AND PAYING AGENTS

     At our option, interest on any series of junior subordinated debentures may be paid:

- by check mailed to the address of the person entitled thereto as it will appear on the junior subordinated debentures register of the series; or

- by wire transfer in immediately available funds at the place and to the account as designated by the person entitled to such payment.

     Initially, the paying agent will be Bank One Trust Company, N.A. We may change the paying agent and may perform that role or have one of our subsidiaries act as paying agent.

REGISTRATION, TRANSFER AND EXCHANGE

     The indenture trustee will keep a security register to register the junior subordinated debentures and to register the transfer and exchanges of junior subordinated debentures for each trust. Holders of junior subordinated debentures may register the transfer of a security upon surrender of the security thus exchanged or transferred. Holders of junior subordinated debentures of any series may exchange their securities for an equal principal amount of other junior subordinated debentures of different authorized denominations of the same series and with the same terms. We will not charge a fee to holders of junior subordinated debentures for any transfer or exchange of these securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of securities.

MUTILATED, DESTROYED, LOST AND STOLEN SECURITIES

     We will replace any mutilated, destroyed, lost or stolen junior subordinated debenture in exchange for a new junior subordinated debenture of the same series of like tenor and principal amount and other terms. Upon the issuance of any new security, we may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses, including the fees and expenses of the trustee, connected with it.

INFORMATION REGARDING THE INDENTURE TRUSTEE

     The indenture trustee, other than during the occurrence and continuance of a default by us under the indenture, undertakes to perform only such duties as are specifically set forth in the indenture. After a default under the indenture, which has not been cured or waived, that is actually known to a responsible officer of the indenture trustee, the indenture trustee must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to this provision, the indenture trustee is under no obligation to exercise any of the powers vested in it by an indenture at the request of any holder of junior subordinated debentures unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by such action.

GOVERNING LAW

     The indenture will be governed by, and construed in accordance with, the laws of the State of New York.

                              BOOK-ENTRY ISSUANCE

     We have summarized below certain terms relating to the book-entry facilities of the depositary for the preferred securities. To the extent that this summary is inconsistent with the book-entry provisions and description of the preferred securities in the accompanying prospectus supplement, you should rely on the description in the accompanying prospectus supplement.

     The preferred securities of each series will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that each time a trust issues a new series of preferred securities, it will not issue physical certificates that represent ownership of the preferred securities to the purchasers of these securities. Rather, the preferred securities will be represented by one or more global securities. Each global security will be issued to DTC, or its nominee, and held by or on behalf of DTC, or its nominee. DTC will keep a computerized record of its participants (for example, a broker) whose clients have purchased the preferred securities. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

     In the event that junior subordinated debentures are distributed to holders of the corresponding series of preferred securities and common securities, as described under "Description of the Junior Subordinated
Debentures -- Distribution of Junior Subordinated Debentures" in this prospectus, those junior subordinated debentures would be represented by one or more global securities. The book-entry and depositary arrangements for these securities would be substantially similar to those described below for the preferred securities.

RECORDS OF BENEFICIAL INTERESTS

     Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC has provided the trusts and us with the information that follows. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (which it terms its "direct participants") deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates in definitive form. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     When you purchase preferred securities through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the preferred securities on DTC's records. When you purchase the preferred securities, you will be the beneficial owner. Your ownership interest will only be recorded on the direct (or indirect) participants' records. DTC will have no knowledge of your individual ownership of the preferred securities. DTC's records only show the identity of the direct participants and the amount of the preferred securities held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. Instead you will receive these from your direct (or indirect) participant. As a result, the direct (or indirect) participants are responsible for keeping accurate account of the securities holdings of their customers like you.

WIRING OF PAYMENTS

     Each time that a trust issues a new series of preferred securities, the property trustee will wire payments on the preferred securities to DTC's nominee. We, the trust and the property trustee will treat DTC's nominee as the owner of each global security for all purposes. As a result, we, the trust, the property trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

REDEMPTION

     Any redemption notices will be sent by us and the trust directly to DTC, who will, in turn, inform the direct participants (or the indirect participants), who will then contact you as a beneficial holder. If less than all of the preferred securities are being redeemed, DTC will proportionally allot the amount of the interest of each direct participant to be redeemed.

     It is DTC's current practice, upon receipt of any payment of distributions or liquidation amount, to credit direct participants' accounts on the payment date based on their holding of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests. However, payments will be the responsibility of the participants and not of DTC, the property trustee, us or the trust.

EXCHANGES

     Preferred securities represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

- DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the trust within 90 days; or

- the trust decides to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

     If the book-entry only system is discontinued, the property trustee will keep the registration books for the preferred securities of each trust at its corporate office.

EUROCLEAR AND CLEARSTREAM, LUXEMBOURG

     Links have been established among DTC, Clearstream, Luxembourg and Euroclear, to facilitate the initial issuance of the preferred securities and cross-market transfers of the preferred securities associated with secondary market trading.

     Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the procedures provided below in order to facilitate transfers of the preferred securities among their participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries (which we refer to as the "U.S. depositaries"), which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC.

     When preferred securities are to be transferred from the account of a DTC participant to the account of a Clearstream, Luxembourg participant or a Euroclear participant, the purchaser must send instructions to Clearstream, Luxembourg or Euroclear through a participant at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear, as the case may be, will instruct the relevant U.S. depositary to receive the preferred securities against payment. Payment will then be made by such U.S. depositary to the DTC participant's account against delivery of the preferred securities. After settlement has been completed, the preferred securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream, Luxembourg participant's or Euroclear participant's account. Credit for the preferred securities will appear on the next day (in European time).

     Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending preferred securities to the relevant U.S. depositary for the benefit of Clearstream, Luxembourg participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

     Due to time zone differences in their favor, Clearstream, Luxembourg participants or Euroclear participants may employ their customary procedures for transactions in which preferred securities are to be transferred by the respective clearing system through the relevant U.S. depositary to another DTC participant. The seller must send instructions to Clearstream, Luxembourg or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream, Luxembourg or Euroclear will instruct its U.S. depositary to credit the preferred securities to the DTC participant's account against payment. The payment will then be reflected in the account of the Clearstream, Luxembourg participant or Euroclear participant the following day, and receipt of the cash proceeds in the Clearstream, Luxembourg participant's or Euroclear participant's account will be back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If the Clearstream, Luxembourg participant or Euroclear participant has a line of credit with its respective clearing system and elects to draw on such line of credit in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over the one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Clearstream, Luxembourg participant's or Euroclear participant's account would instead be valued as of the actual settlement date.

                                 ERISA MATTERS

     We may be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended (which we refer to as "ERISA"), and a "disqualified person" under corresponding provisions of the Code, regarding certain employee benefit plans. Certain transactions between an employee benefit plan and a party in interest or disqualified person may result in "prohibited transactions" within the meaning of ERISA and the Code. Any employee benefit plan proposing to invest in the preferred securities should consult with its legal counsel.

                              PLAN OF DISTRIBUTION

     The trusts may sell their preferred securities in any of three ways:

- through underwriters;

- through agents; or

- directly to a limited number of institutional purchasers or to a single purchaser.

     The prospectus supplement for each series of preferred securities will describe that offering, including:

- the name or names of any underwriters;

- the purchase price and the proceeds to us from that sale;

- any underwriting discounts and other items constituting underwriters' compensation;

- any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

- any securities exchanges on which the securities of that series may be listed.

UNDERWRITERS

     If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase preferred securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the preferred securities of a series if any are purchased.

     The preferred securities will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of preferred securities for whom they may act as agent. Underwriters may sell preferred securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     We may authorize underwriters to solicit offers by certain types of institutions to purchase preferred securities from us at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell preferred securities pursuant to these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

AGENTS

     We may also sell preferred securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of the preferred securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement.

DIRECT SALES

     We may sell preferred securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of preferred securities.

INDEMNIFICATION

     We may indemnify underwriters, dealers or agents who participate in the distribution of preferred securities against certain liabilities, including liabilities under the Securities Act of 1933, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

NO ASSURANCE OF LIQUIDITY

     Each series of preferred securities will be a new issue of securities with no established trading market. Any underwriters that purchase preferred securities from us may make a market in these preferred securities. The underwriters will not be obligated, however, to make such a market and may discontinue market-making at any time without notice to holders of the preferred securities. As a result, we cannot assure you that there will be liquidity in the trading market for any preferred securities of any series.

NASD REQUIREMENTS

     The underwriting and agency arrangements for any offering of the capital securities will comply with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. (which we refer to as the "NASD") regarding an NASD member firm's participating in distributing its affiliate's securities.

                                 LEGAL OPINIONS

     Certain matters of Delaware law relating to each trust will be passed upon for the trusts and BancWest Corporation by Richards, Layton & Finger, P.A., Wilmington, Delaware. The validity of the junior subordinated debentures and the guarantees will be passed upon for BancWest Corporation and the trusts by Simpson Thacher & Bartlett, New York City, New York. Certain United States federal income taxation matters also will be passed upon for BancWest Corporation and the trusts by Simpson Thacher & Bartlett.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon the authority of that firm as experts in accounting and auditing.

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     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

                           -------------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                    Page
                                                    ----
About This Prospectus Supplement..................   S-2
Summary...........................................   S-3
Selected Consolidated Financial Data of BancWest
  Corporation and Subsidiaries....................   S-8
Risk Factors......................................  S-10
Forward-Looking Statements........................  S-12
BancWest Corporation..............................  S-13
BancWest Capital I................................  S-13
Recent Developments...............................  S-15
Use of Proceeds...................................  S-15
Accounting Treatment..............................  S-15
Regulatory Treatment..............................  S-15
Capitalization....................................  S-16
Ratios of Earnings to Fixed Charges...............  S-17
Regulatory Capital Ratios of BancWest
  Corporation.....................................  S-18
Certain Terms of the Capital Securities...........  S-19
Certain Terms of the Junior Subordinated
  Debentures......................................  S-26
Relationship Among the Capital Securities, the
  Junior Subordinated Debentures and the
  Guarantee.......................................  S-29
United States Federal Income Tax Consequences.....  S-30
ERISA Considerations..............................  S-35
Legal Opinions....................................  S-38
Experts...........................................  S-39
Underwriting......................................   U-1

                                   Prospectus

                                                    Page
                                                    ----
About This Prospectus.............................    1
Where You Can Find More Information About BancWest
  Corporation.....................................    2
Summary...........................................    3
BancWest Corporation..............................    4
The Trusts........................................    4
Use of Proceeds...................................    5
Ratios of Earnings to Fixed Charges...............    5
Accounting Treatment..............................    6
Description of the Preferred Securities...........    7
Description of the Guarantees.....................   14
Description of the Junior Subordinated
  Debentures......................................   17
Book-Entry Issuance...............................   26
ERISA Matters.....................................   29
Plan of Distribution..............................   29
Legal Opinions....................................   30
Experts...........................................   30

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                                   6,000,000

                               BANCWEST CAPITAL I
                             9.50% QUARTERLY INCOME
            PREFERRED SECURITIES (QUIPS(SM)) (LIQUIDATION AMOUNT $25
                             PER CAPITAL SECURITY)

                           FULLY AND UNCONDITIONALLY
                            GUARANTEED TO THE EXTENT
                              DESCRIBED HEREIN BY

                                [BANCWEST LOGO]
                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                                LEHMAN BROTHERS
                             PRUDENTIAL SECURITIES
                              SALOMON SMITH BARNEY
                                UBS WARBURG LLC
                      Representatives of the Underwriters
------------------------------------------------------------
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